Exhibit 10.1

IGI LABORATORIES, INC.

and

ALVEDA PHARMACEUTICALS INC.

ASSET PURCHASE AGREEMENT

October 12, 2015

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of this 12th day of October, 2015,

BETWEEN:

IGI LABORATORIES, INC. a corporation existing under the laws of Delaware (“Purchaser”)

- and -

ALVEDA PHARMACEUTICALS INC. a corporation existing under the laws of Canada (the “Vendor” or the “Company”)

RECITALS:

A.           The Company carries on the business of developing, producing, marketing and distributing pharmaceutical products.

B.           The Purchaser wishes to purchase and the Vendor wishes to sell, substantially all of the assets and undertakings of the Company upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party, the Parties agree as follows:

Article 1 – DEFINITIONS AND interpretation

Section 1.1	Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

(1)         “Accounts Payable” means amounts owing by the Company to any Person as of the Closing Time, which are incurred in connection with the purchase of goods or services in the ordinary course of Business, including accruals for vacation pay and customer rebates; but excluding the Excluded Liabilities.

(2)         “Accounts Receivable” means, with respect to the Company, all trade accounts and bills receivable, book debts and insurance claims recorded as receivable in the Books and Records and other amounts due or deemed to be due to the Company (other than, in each case, those owing by: (i) a Related Person; and/or (ii) in respect of an Excluded Asset; to the Company) including refunds and rebates receivable, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits, net of the allowance for doubtful accounts maintained in accordance with ASPE as set forth in the Financial Statements.

(3)         “Accrued Liabilities” means ordinarily recurring operating expenses of the Company incurred as of the Closing Time but which are not yet due and payable as of the Closing Time and claims against the Company that are increasing with the passage of time or receipt of goods or services but are not yet due and payable as of the Closing Time, including accruals for vacation pay and customer rebates, and excluding the Excluded Liabilities.

(4)         “Action” means any litigation, action, application, suit, investigation, hearing, claim, complaint, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court, tribunal or Governmental Authority, and includes any appeal or review thereof and any application for leave for appeal or review.

(5)         “Affiliate” has the following meaning: an entity (the “first entity”) is the Affiliate of another entity (the “second entity”) where the second entity controls the first entity, or the first entity controls the second entity or both entities are controlled by the same Person or entity. For purposes of this definition, “control” is the power whether by contract or ownership of equity interests to select a majority of the board of directors or other supervisory management authority of an entity, whether directly or indirectly through a chain of entities that are “controlled” within the foregoing meaning.

(6)         “Agreement” means this Asset Purchase Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement.

(7)         “Ancillary Documents” means any and all ancillary agreements, promissory notes, security agreements, releases, resignations, statutory declarations and other documents and certificates to be delivered at or after Closing as part of the transactions contemplated hereunder; including the Principal Shareholder Letter, the Transition Services Agreement and the Non-Competition Agreement.

(8)         “Basket” has the meaning given to it in Section 7.6.

(9)         “Bethell Contract” means the agreement dated October 1, 2011 between Michael Bethell and the Vendor.

(10)        “Books and Records” means all information relating to the Business and in the possession or control of the Vendor, including, without limitation, books of account, tax records, sales and purchase records, customer lists, formulae, requests from healthcare professionals, Product circulars, safety update reports, adverse drug reports, complaint histories, technical documents including specifications, business reports, standard operating procedures, plans and projections and all other documents, files, correspondence and Corporate Records, whether in written or electronic form.

(11)        “Broker’s Fee” means the amount payable to Bloom Burton & Co. Inc., as disclosed under Section 4.32.

(12)        “Business” means the business of developing, producing, marketing, importing and distributing the Products, as conducted by the Company as of the date of this Agreement.

(13)        “Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in Toronto, Ontario or New York, New York are authorised or obligated by applicable Law to close.

(14)        “Business IP” has the meaning given to it in Section 4.26(1).

(15)        “Cash” means the aggregate of all cash or cash-equivalent assets that are readily convertible into cash (such as cheques and bills of exchange or marketable securities) held by the Company, and any cash balances credited to the account of the Company with banks or other financial institutions at the relevant time, including cash in transit from the Company to its banks, but excluding any restricted cash or cash in transit from the clients or customers of the Company to the Company.

(16)        “Cash Portion” has the meaning given to it in Section 2.4(1).

(17)         “Claim Notice” has the meaning given to it in Section 7.4.

(18)        “Closing” means the completion of the purchase and sale transactions contemplated in this Agreement.

(19)        “Closing Agenda” means the list of documents agreed upon by counsel for the Purchaser and the Vendor to be delivered by the Purchaser and the Vendor at the Closing.

(20)        “Closing Date” means November 11, 2015 or such other date as the Purchaser and the Vendor may agree in writing as the date upon which the Closing shall take place, provided that the Closing Date shall be no later than November 30, 2015.

(21)        “Closing Date Balance Sheet” means the unaudited balance sheet of the Company as at the Closing Date, prepared in accordance with ASPE and consistent with past practice.

(22)        “Closing Date Payment Amount” has the meaning given to it in Section 2.4(1)(a).

(23)        “Closing Time” means 10 o’clock a.m. (Toronto time), on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place.

(24)        “Closing Working Capital”  shall be calculated in the same manner as the Target Working Capital, as described in Schedule 1.1(92), and means as at the Closing Date the aggregate value of the (a) Accounts Receivable (other than any Accounts Receivable in respect of a Related Person, in respect of Excluded Assets and any other non-trade accounts receivable), less a proper and reasonable allowance for doubtful accounts; plus (b) the value of the Inventory; plus (c) the prepaid expenses of the Company that are accounted for on the Closing Date Balance Sheet; less (d) the aggregate value on the books of the Company of Accrued Liabilities and Accounts Payable (without double counting). For greater certainty, the Closing Working Capital shall exclude the effect of any Excluded Liabilities.

(25)        “Consent” means any consent, approval (including Regulatory Approvals), permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Vendor) which is provided for or required: (a) pursuant to the terms of any Contract; or (b) under any applicable Law, in either case in connection with the sale of the Purchased Assets to the Purchaser on the terms contemplated in this Agreement, to permit the Purchaser to use the Purchased Assets to carry on the Business after Closing, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(26)        “Contracts” means any written or oral contracts, agreements, arrangements, commitments, obligation or undertaking (whether express or implied) that is legally binding, or any outstanding offers made to or from a person that if accepted would be binding on such person.

(27)        “Corporate Records” means the corporate records of the Company and any predecessor companies thereof including (a) all constating documents and by-laws; (b) all minutes of meetings and resolutions of shareholders and directors (and any committees); and (c) the share certificate books, securities register, register of transfers and register of directors and officers.

(28)        “Company” has the meaning given to it in the recitals to this Agreement.

(29)        “Confidential Information” means, in relation to a Party (the “Discloser”):

(a)	all information, in whatever form communicated or maintained, that the Discloser discloses to, or that is gathered by inspection by a Party (the “Recipient”) or any of the Recipient’s Representatives in the course of the Recipient’s review of the transactions contemplated by this Agreement, whether provided before or after the date of this Agreement, that contains or otherwise reflects information concerning the Discloser or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities;

(b)	all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same; and

(c)	any matter relating to this Agreement or its terms;

but does not include any information that:

(d)	is at the time of disclosure to the Recipient or thereafter becomes generally available to the public, other than as a result of a disclosure by the Recipient or any of the Recipient’s Representatives in breach of this Agreement;

(e)	is or was received by the Recipient on a non-confidential basis from a source other than the Discloser or its Representatives if such source is not prohibited from disclosing the information to the Recipient by a contractual, fiduciary or other legal confidentiality obligation to, the Discloser; or

(f)	was known by the Recipient prior to disclosure in connection with the transactions contemplated by this Agreement and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the Recipient.

(30)        “Delayed Transfer Asset” has the meaning given to it in Section 8.2(1).

(31)        “Delayed Transfer Liabilities” has the meaning given to it in Section 8.2(2).

(32)        “Direct Claim” has the meaning given to it in Section 7.4.

(33)        “Discloser” has the meaning set out in the definition of Confidential Information.

(34)        “Dispute Notice” has the meaning given to it in Section 2.5(2).

(35)        “Dispute Period” has the meaning given to it in Section 2.5(2).

(36)        “Employees” has the meaning given to it in Section 4.27.

(37)        “Employee Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which the Company is a party or bound or in which the Employees participate or under which the Company has, or will have, any liability or contingent liability or pursuant to which payments are made or benefits are provided, or an entitlement to payments or benefits may arise with respect to any of the Employees, former employees, directors or officers, individuals working on contract with the Company or other individuals providing services to the Company of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans and Multi-Employer Plans.

(38)        “Encumbrance” means any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions, developments or similar agreements, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever.

(39)        “Environmental Laws” means any Law governing matters arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials.

(40)        “Environmental Permits” has the meaning ascribed thereto in Section 4.39.

(41)        “Escrow Agreement” means the escrow agreement entered into between the Vendor, the Purchaser and Citibank, N.A. (as “Escrow Agent”), dated September 30, 2015.

(41a)      “Estonian Amount” means the Purchase Price as defined in an asset purchase agreement dated October 12, 2015, between the Vendor and the Purchaser, which for greater certainty is not this Agreement.

(42)         “Excluded Assets” means (i) all Cash, (ii) all Inventory which is not saleable, or agreed to be excluded by the Parties, (iii) the Contracts listed and described in Schedule 1.1(42), (iv) all amounts due by Related Persons of the Vendor, (v) Goodwill, (vi) the capital assets listed in Schedule 1.1(42), (vii) the Intellectual Property listed in Schedule 1.1(42), (viii) all Product Registrations and, to the extent, assignable and transferable, all other listings of the Company for the Products in provincial formularies, (ix) the items of furniture located at the Leasehold Premises and the computers used by the employees of Idoman, each as listed in Schedule 1.1(42); and (x) items personal to Albert Beraldo, as set out on Schedule 1.1(42).

(43)        “Excluded Liabilities” means (a) dividends payable to the Company’s shareholders; (b) any amounts that may become due and payable by the Company as set out in the Side Letter; (c) accrued but unpaid bonuses to Employees as at the Closing Date; (d) expenses of the Vendor relating to the transactions contemplated by this Agreement, including the Broker’s Fee (but excluding any Transfer Taxes properly payable upon and in connection with the sale, assignment and transfer of the Purchased Assets from the Vendor to the Purchaser); (d) Liabilities associated with the Excluded Assets (e) all Taxes (other than Transfer Taxes properly payable upon and in connection with the sale, assignment and transfer of the Purchased Assets from the Vendor to the Purchaser) arising from or relating to the ownership or operation of the Business or the Purchased Assets by the Vendor that accrue or otherwise relate to any taxable period (or portion thereof) ending on or prior to the Closing, and any Liability of the Vendor for Tax (other than Transfer Taxes incurred as a direct result of the purchase and sale of the Purchased Assets hereunder) to the extent not otherwise included in this item (e) of the definition of “Excluded Liabilities”; and (f) any payments due under the Bethell Contract or as a result of the change of control provisions in the Bethell Contract.

(44)        “Extraordinary Claim” has the meaning given to it in Section 3.4.

(45)        “Financial Statements” means the financial statements of the Company as at and for the fiscal year ended September 30, 2014, consisting of a balance sheet, statement of income and retained earnings and any notes thereto.

(46)         “Goodwill” means the goodwill of the Business, including, without limitation, the exclusive right of the Company to (i) represent itself as carrying on the Business, and (ii) use any words indicating that the Business is so carried on, including all of the Company’s right, title and interest in and to the name “Alveda Pharmaceuticals Inc.”, or any variation thereof, together with the rights, if any, to telephone and facsimile numbers and internet domain names used in connection with the Business.

(47)        “Governmental Authorisations” means authorisations, approvals, including environmental approvals, franchises, orders, certificates, consents, directives, notices, licences, permits, variances, agreements, instructions, registrations or other rights issued to or required by the Company by or from any Governmental Authority.

(48)         “Governmental Authority” means any (a) multinational, federal, provincial, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, statutory body, commission, board, bureau or agency, domestic or foreign, including without limitation, Health Canada, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing.

(49)        “Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, and radon and other radioactive elements that are regulated by any Environmental Laws.

(50)        “Holdback Amount" has the meaning given to it in Section 2.4(1)(b).

(51)        “Indebtedness” means any Liability (other than Excluded Liabilities) of the Company (a) for term debt, lines of credit or any other borrowed money, (b) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (c) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (d) for the payment of money relating to leases that are required to be classified as a capitalised lease obligation in accordance with ASPE, (e) under any derivative, hedging or similar agreements (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements or any other agreements or arrangements designed to protect the Company against fluctuations in interest rate, currency exchange rates or commodity prices), (f) for any interest related to the foregoing, and (g) as obligor, guarantor, surety or otherwise of any of the foregoing.

(52)        “Indemnified Party” means a Person whom the Vendor or the Purchaser, as the case may be, is required to indemnify under Article 7.

(53)        “Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 7.

(54)        “Indemnity Period” has the meaning given to it in Section 7.5(1).

(55)        “Independent Accountant” has the meaning given to it in Section 2.5(2).

(56)        “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, inventions, processes, formulae, copyrights and copyright rights, trade dress, business names, logos, slogans, domain names, trade secrets, processes, inventions, designs, specifications, data, technology, methodologies, computer programs, confidential and proprietary information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks and copyrights, including all unregistered Intellectual Property rights pertaining to the business of the Company, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.

(57)        “Interim Period” means the period from the date of execution of this Agreement to the Closing Time.

(58)        “Inventory” means all saleable finished Product inventory of the Business on hand at the premises of the Company at the close of business on the day preceding the Closing Date.

(59)        “Laws” means all statutes, regulations, statutory rules, ordinances, binding guidance documents, common law, orders, decrees, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority and the term “applicable” with respect to such Laws and in the context that refers to one or more persons, means that such Laws apply to such person or persons or its or their business, undertaking, assets, property or securities (whether equity or debt) and emanate from any Governmental Authority having jurisdiction over the person or persons or its or their business, undertaking, assets, property or securities (whether equity or debt).

(60)        “Leases” means all leases, subleases, licenses, or rights to occupy or use Real Property, including, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

(61)        “Leasehold Premises” has the meaning ascribed thereto in Section 4.14.

(62)        “Liability” means any liability, debt, obligation, penalty, fine, claim or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

(63)        “Licenses” has the meaning given to it in Section 4.15(1).

(64)        “Losses” in respect of any matter, means all third party claims, demands, proceedings, losses, damages, liabilities, deficiencies, fines, penalties, costs and expenses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable (including, without limitation, loss of value and all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter, net of proceeds of insurance.

(65)        “Material Contracts” has the meaning given to it in Section 4.21(1).

(66)        “Material Proceeding” has the meaning given to it in Section 7.11(b).

(67)        “Multi-Employer Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings whether funded or unfunded, insured or uninsured, registered or unregistered, to which the Company is a party or bound or in which the Employees participate or under which the Company has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees (or any spouses, dependants, survivors or beneficiaries of any such persons) and to which the Company is required to contribute and which are not maintained or administered by the Company or any of its Affiliates.

(68)        “Non-Competition Agreement” means the non-competition and non-solicitation agreement to be entered into between Purchaser and the Principal Shareholder on the Closing Date; substantially in the form attached as Exhibit A.

(69)        “Non-Disclosure Agreement” means the non-disclosure agreement entered into between Purchaser and its Affiliates, and the Company, dated June 5, 2015.

(70)        “Operational Permits” means Establishment Licenses (ELs) issued under the regulations under the Food and Drug Act (including, if applicable, the Natural Health Products Regulations) and the Food and Drug Regulations, and all licenses and permits issued under regulations to the Controlled Drugs and Substances Act, and all applications and submissions for such Operational Permits.

(71)        “Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

(72)        “Parties” means the Vendor and the Purchaser collectively, and “Party” means any one of them.

(73)         “Pension Plans” means all Employee Plans providing pensions, superannuation benefits, retirement savings, top up or supplemental pensions, “registered retirement savings plans” (as defined in the Tax Act), “registered pension plans” (as defined in the Tax Act) or “retirement compensation arrangements” (as defined in the Tax Act).

(74)        “Permitted Encumbrance” means: (i) those items listed in Schedule 1.1(74); (ii) liens for Taxes not yet due and payable; (iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business; (iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business; and/or (v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business.

(75)        “Person” means any individual, corporation, legal person, partnership, firm, joint venture, syndicate, association, trust, trustee, limited liability company, unincorporated organisation, trust company, Governmental Authority or any other form of entity or organisation.

(76)        “Principal Shareholder” means Mr. Albert Beraldo, shareholder of the Vendor, resident at 15 Balmoral Ave., Toronto, Ontario, M4V 1J5.

(77)        “Principal Shareholder Letter” means the letter, substantially in the form attached as Exhibit B, dated on or around the Closing Date, addressed to the Purchaser from the Principal Shareholder.

(78)        “Product Registrations” means all Governmental Authorisations relating to manufacture, fabrication, packaging, labelling, sale, possession, importation and distribution of the Products, including, without limitation, the Drug Identification Numbers (DINs), and Notices of Compliance (NOCs) but excluding the Operational Permits.

(79)        “Products” means all of the products developed or manufactured, marketed, imported, sold, distributed or licensed by the Company; and “Product” means any one of the foregoing.

(80)        “Purchase Price” has the meaning given to it in Section 2.4(1).

(81)        “Purchased Assets” means all of the undertaking, property and assets of every kind and description wherever situated, relating to the Business, other than the Excluded Assets, including:

(a)	Accounts Receivable;

(b)	Inventory, and all unfilled purchase orders for the sale of Products entered into by the Company on or prior to the Closing Date, including any deposits or prepayments made in respect thereof;

(c)	all prepaid expenses, excepting prepaid expenses in respect of Excluded Assets;

(d)	all capital assets of the Business not listed in Schedule 1.1(42);

(e)	all Contracts relating to the Business not listed in Schedule 1.1(42)

(f)	the Intellectual Property of the Business not listed in Schedule 1.1(42);

(g)	the Operational Permits; and

(h)	the Books and Records relating directly to the foregoing items (a) through (g).

(82)        “Purchaser” has the meaning given to it in the recitals to this Agreement.

(83)        “Purchaser Indemnified Parties” has the meaning given to it in Section 7.2.

(84)        “Real Property” has the meaning given to it in Section 4.14.

(85)        “Recipient” has the meaning set out in the definition of Confidential Information.

(86)        “Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit or acknowledgment that may be required from any person pursuant to applicable Law or under the terms of any licence or the conditions of any order in connection with the sale of the Purchased Assets to the Purchaser on the terms contemplated in this Agreement, to permit the Company to carry on the Business after the Closing Date, including without limitation, all Operational Permits, or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement.

(87)        “Related Person” means a Person that is related to, or affiliated or associated with, or otherwise not acting at arm’s length with, the Company, and, for these purposes, shall include 6813852 Canada Inc. (d.b.a. Idoman Canada) and 6770215 Canada Inc. and their respective Affiliates and associates, and any of their directors and officers.

(88)        “Representative” when used with respect to a Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person

(89)        “Side Letter” means the confidential letter agreement dated of even date herewith relating to indemnification in respect of specific Excluded Liabilities.

(90)        “Statutory Plans” means statutory benefit plans that the Company is required to participate in or comply with, including the Canada pension plan and plans administered pursuant to applicable health Tax, workplace safety insurance and employment insurance legislation.

(91)        “Sublet Agreement” means the sublet agreement between the Purchaser and the Principal Shareholder, substantially in the form attached at Exhibit C.

(92)        “Target Working Capital” means $4,000,000, the calculation of which is set forth in Schedule 1.1(92).

(93)        “Tax” and “Taxes” mean, with respect to any Person, all federal, local, foreign, provincial, territorial or municipal or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, gains, franchise, sales, use, ad valorem, goods and services, harmonized sales, transfer, land transfer, license, recording, withholding, capital, employment (including federal, provincial and state income tax withholding, backup withholding, Canada pension plan, Québec pension plan, employment insurance, employer health tax, workers compensation premiums or other payroll taxes, contributions, deductions, withholdings, premiums and remittances, including in respect of employment outside of Canada and the United States), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any instalments, interest, penalties, fines and additions imposed or required with respect to such amounts, and whether contested or not.

(94)        “Tax Act” means, the Income Tax Act (Canada), as amended.

(95)        “Tax Legislation” means, collectively, the Tax Act, the Excise Tax Act (Canada), as amended, and all Laws of any jurisdiction or sub-jurisdiction, domestic or foreign in relation to Taxes.

(96)        “Tax Return” means any return (including an information return), declaration, report, statement, claim for a refund, rebate or credit, amended return, declaration of estimated Taxes, election, designation or other document (including any attached schedule and any attached related or supporting information) relating to Taxes filed or required to be filed under any applicable Tax Legislation or in fact filed with any Taxing Authority.

(97)        “Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

(98)        “Third Party” any Person that is not the Vendor, the Purchaser, or their Affiliates or Related Persons.

(99)        “Third Party Claim” means a claim by a Third Party against the Indemnified Party which, for greater certainty, includes an assessment or reassessment in respect of Taxes.

(100)       “Transfer Taxes” has the meaning given to it in Section 2.8(1).

(101)       “Transition Services Agreement” means the Transition Services Agreement to be entered into between the Purchaser, the Vendor, and the Principal Shareholder in respect of the period starting on the Closing Date and ending six (6) months thereafter.

(102)       “Working Capital Adjustment Amount” has the meaning given to it in Section 2.6(1).

(103)       “Vendor” has the meaning given to it in the recitals to this Agreement.

(104)       “Vendor Fundamental Representations” has the meaning given to it in Section 7.5(1)(a).

(105)       “Vendor Indemnified Parties” has the meaning given to it in Section 7.3.

Section 1.2	Certain Rules of Interpretation

In this Agreement:

(1)         Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(2)         Currency – Unless otherwise specified, all references to money amounts are to lawful currency of Canada.

(3)         Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable in the Province of Ontario. The United Nations Convention on Contracts for the International Sale of Goods (CISG) and the International Sale of Goods Act (Ontario) are expressly excluded.

(4)         Court of Competent Jurisdiction – References to a court of competent jurisdiction refers solely and exclusively to any court situate in the Province of Ontario, Canada, having jurisdiction to hear and decide any dispute pertaining to this Agreement.

(5)         Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(6)         Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(7)         No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(8)         Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(9)         Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(10)        Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(11)        Time – Time is of the essence in the performance of the Parties’ respective obligations.

(12)        Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

Section 1.3	Knowledge of the Vendor

Whenever used in this Agreement, the expression “to the knowledge of the Vendor” and similar expressions mean in connection with this Agreement, the actual and constructive knowledge of Albert Beraldo after making relevant inquiries with the level of diligence expected from a reasonably prudent merchant.

Section 1.4	ASPE

Wherever in this Agreement reference is made to a calculation to be made or financial statements to be prepared in accordance with ASPE, the reference is to Canadian accounting standards for private enterprises under Part II of the CICA Handbook of the Canadian Institute of Chartered Accountants, as amended at any time, applicable as at the date on which the calculation is made or required to be made in accordance with ASPE.

Section 1.5	Entire Agreement

This Agreement, together with the Non-Disclosure Agreement, the Transition Services Agreement, the Non-Competition Agreement and the other agreements and documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise, including the binding offer letter of the Purchaser dated September 4, 2015. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

Section 1.6	Schedules; Exhibits

The following schedules are annexed to this Agreement and are incorporated by reference and deemed to be a part hereof:

Schedule	Title

1.1(42)	Excluded Assets
1.1(74)	Permitted Encumbrances
1.1(92)	Target Working Capital Calculation
2.4(1)(a)	Closing Date Payment Calculation
2.9	Purchase Price Allocation
3.1(1)(d)(iii)	Closing Consents
4.10	Consents
4.13	Compliance with Laws
4.14	Real Property
4.15	Licenses
4.16	Litigation
4.17	Regulatory Matters
4.19	Undisclosed Liabilities
4.21	Material Contracts
4.22	Commission Arrangements
4.23	Suppliers and Customers
4.24	Non-Arm’s Length Transactions
4.25	Insurance
4.26	Intellectual Property
4.27	Employment Matters
4.28	Employee Plans
4.31	Tax Matters
4.32	No Broker
4.34	Product and Product Registrations
4.35	Warranties and Product Liability
4.37	Inventories
4.38	Personal Property
4.40	Absence of Changes
5.1(4)	No Broker (Purchaser)

Exhibit	Title

A	Non-Competition Agreement
B	Principal Shareholder Letter
C	Sublet Agreement

Article 2 – PURCHASE OF the PUrchased Assets

Section 2.1	Purchase and Sale

(1)         On the Closing Date, the Vendor shall sell and the Purchaser shall purchase all of the Purchased Assets upon and subject to the terms and conditions of this Agreement and as set out below.

(2)         On the Closing Date, the Purchaser shall assume and agree to pay when due and perform and discharge in accordance with their terms, the Accrued Liabilities and Accounts Payable upon and subject to the terms and conditions of this Agreement and as set out below.

(3)         The Closing shall take place at the Closing Time by electronic exchange of documents, or at such other time on the Closing Date or such other place as may be agreed by the Vendor and the Purchaser.

Section 2.2	Closing Deliverables by Purchaser

(1)         In addition to any other documents to be delivered under other provisions of this Agreement or as set forth in the Closing Agenda, at the Closing or at such other date and time contemplated herein, in any Ancillary Documents or the Closing Agenda, the Purchaser shall deliver to the Vendor:

(a)	the payments due on Closing in accordance with Section 2.4;

(b)	duly executed director and shareholder resolutions of the Purchaser approving the transactions contemplated by this Agreement and all Ancillary Documents to which the Purchaser is party;

(c)	the Non-Competition Agreement, duly executed by the Purchaser;

(d)	the Sublet Agreement, duly executed by the Purchaser;

(e)	the Transition Services Agreement duly executed by the Purchaser;

(f)	Instructions (as such term is defined in the Escrow Agreement), duly executed by the Purchaser;

(g)	a general conveyance and assumption of liabilities agreement, duly executed by the Purchaser;

(h)	a certificate or declaration dated as of the Closing Date and executed by a duly authorised officer in a form reasonably acceptable to the Vendor, confirming the matters applicable to the Purchaser in Article 4; and

(i)	such other documents and instruments as may reasonably be requested by the Vendor, each in form and substance satisfactory to the Vendor and their legal counsel and duly executed on behalf of the Purchaser.

Section 2.3	Closing Deliverables by the Vendor

(1)	In addition to any other documents to be delivered under other provisions of this Agreement or as set forth in the Closing Agenda, at the Closing or at such other date and time contemplated herein, in any Ancillary Documents or the Closing Agenda, the Vendor shall deliver (and in the case of items (c), (d), (e) and (f) shall ensure that the Principal Shareholder delivers) to the Purchaser:

(a)	duly executed director and shareholder resolutions of the Vendor approving the transactions contemplated by this Agreement and all Ancillary Documents to which the Vendor is party;

(b)	if required by Health Canada or similar organisation anywhere in the world, a transfer of authorisations and rights, in form satisfactory to the Purchaser acting reasonably, with respect to the Products sold, imported, distributed, or marketed by the Company;

(c)	the Non-Competition Agreement, duly executed by the Principal Shareholder;

(d)	the Sublet Agreement, duly executed by the Principal Shareholder;

(e)	the Principal Shareholder Letter, duly executed by the Principal Shareholder;

(f)	the Transition Services Agreement duly executed by the Vendor and the Principal Shareholder;

(g)	Instructions (as such term is defined in the Escrow Agreement), duly executed by the Vendor;

(h)	a general conveyance and assumption of liabilities agreement, duly executed by the Vendor and any specific conveyance and assumption of liabilities agreements that may be required;

(i)	physical possession of the tangible Purchased Assets;

(j)	the Consents, unless the requirement to receive a Consent has been waived by the Purchaser in its sole discretion, or the Vendor has delivered a written undertaking to obtain a Consent within a reasonable delay following the Closing;

(k)	duly executed pay-off letters, releases, discharges or other similar instruments and estoppel letters, as applicable, in a form satisfactory to the Purchaser, acting reasonably, providing for the release of any Encumbrances other than Permitted Encumbrances, affecting the Purchased Assets;

(l)	a certificate or declaration dated as of the Closing Date and executed by a duly authorised officer in a form reasonably acceptable to the Purchaser, confirming the matters applicable to the Vendor in Article 5, with updated Schedules to this Agreement to be delivered at Closing;

(m)	deeds, conveyances, assurances, transfers and assignments and any other instruments necessary or reasonably required, and in forms acceptable to the Vendor, acting reasonably, to transfer the Purchased Assets to the Purchaser with a good title, free and clear of all Encumbrances other than any Permitted Encumbrances, including a release of security registrations by any shareholder of the Vendor against the Purchased Assets; and

(n)	such other documents and instruments as may reasonably be requested by the Purchaser, each in form and substance satisfactory to the Purchaser and their legal counsel and duly executed on behalf of the Vendor.

Section 2.4	Purchase Price

(1)         The aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Assets is an amount equal to (i) the sum of the Closing Date Payment Amount, the Escrow Amount, and the Holdback Amount (collectively, the “Cash Portion”, and where the Cash Portion plus the Estonian Amount is equal to $47,000,000), subject to Section 2.6, plus (ii) an amount equal to the agreed value of the Accrued Liabilities and the Accounts Payable (without double counting) as set out in the Closing Date Balance Sheet, which are to be paid and satisfied in accordance with paragraph (d) below (together, the “Purchase Price”); which shall be allocated to the Purchased Assets as contemplated in Section 2.9 and set out in Schedule 2.9 and which is to be satisfied on the Closing Date (subject to the Working Capital Adjustment Amount being payable as contemplated in Section 2.6), as follows:

(a)	an amount, calculated in accordance with Schedule 2.4(1)(a), (the “Closing Date Payment Amount”) shall be paid by the Purchaser to the Vendor at Closing;

(b)	an amount equal to 10% (ten per cent) of the Target Working Capital (the “Holdback Amount”) shall be paid by the Purchaser to the Vendor in accordance with Section 2.7;

(c)	the Escrow Amount (as such term is defined in the Escrow Agreement) shall be released in full to the Vendor in accordance with the provisions of the Escrow Agreement;

(d)	an amount equal to the agreed value of the Accrued Liabilities and the Accounts Payable (without double counting) as set out in the Closing Date Balance Sheet (including in respect of any Indebtedness) shall be paid and satisfied by the assumption by the Purchaser of the Accrued Liabilities and the Accounts Payable (without double counting) at Closing by the execution and delivery of a general conveyance and assumption of liabilities agreement; and

(e)	an amount equal to the Working Capital Adjustment Amount, if any, shall be paid as contemplated in Section 2.6.

Section 2.5	Price Adjustment Calculation and Settlement

(1)         Closing Date Balance Sheet. As soon as practicable (and, in any event, within thirty (30) days) after the Closing Date, the Purchaser shall cause its accountants to prepare (by applying (i) the definitions and principles set out in this Agreement (including Schedule 1.1(92)) and, subject to those, (ii) accounting principles, practices, policies and procedures (including the approaches to the exercise of accounting discretion and judgement) applied in the Financial Statements), and the Purchaser shall deliver to the Vendor for review, the Closing Date Balance Sheet and the calculation of the Closing Working Capital. The Purchaser shall give the Vendor access to all records including working papers that the Vendor considers necessary to conduct its review. The Vendor shall make available to the Purchaser any financial information relating to the Vendor or the Purchased Assets in its possession after the Closing in order to enable the accountants for the Purchaser to prepare the Closing Date Balance Sheet and the calculation of the Closing Working Capital.

(2)         Disputes. If either the Purchaser or Vendor dispute any matter involved in the preparation of the Closing Date Balance Sheet, as applicable, or if the Vendor disputes the Purchaser’s calculation of Closing Working Capital, such Party may within thirty (30) days of receipt of such applicable calculation or financial document, give written notice to the other Parties setting out in reasonable detail the basis for such dispute (the “Dispute Notice”). If a Party provides the other Parties with a Dispute Notice, such Parties shall for a period of thirty (30) days following the delivery of the Dispute Notice (the “Dispute Period”) negotiate in good faith to resolve the disputed items to their mutual satisfaction, and the Parties agree to reasonably co-operate with each other in connection with such dispute and to provide disclosure of all relevant financial information and documents relating to the dispute within their control. At the conclusion of the Dispute Period, if the dispute has not been resolved, the Purchaser and the Vendor shall refer the matter to Grant Thornton, or in the event such firm is unable to act in the matter, another accounting firm selected by mutual agreement of the Parties, other than accountants of the Vendor or the Purchaser (the “Independent Accountant”), to make the determination, and the Purchaser and the Vendor shall provide to such Independent Accountant their respective final figures in respect of the disputed amounts. The Independent Accountant, acting as an expert and not an arbitrator, shall resolve the disputed items only and make any adjustments to the Closing Working Capital accordingly, by applying (i) the definitions and principles set out in this Agreement (including Schedule 1.1(92)) and, subject to those, (ii) accounting principles, practices, policies and procedures (including the approaches to the exercise of accounting discretion and judgement) applied in the Financial Statements. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each disputed amount must be within the range of values assigned to each such item in the Parties’ respective calculations. The determination of such Independent Accountant shall be final and binding upon the Parties and shall be reflected in the Closing Date Balance Sheet, and in the corresponding calculation of Closing Working Capital. The Independent Accountant shall also determine which Party’s final figures are the furthermost from those finally determined by such Independent Accountant. Whichever party is furthest shall be responsible for paying the Independent Accountant’s costs.

(3)         Final Amounts Payable. Within thirty (30) days after resolution, by agreement of the Parties, of the dispute which was the subject of the Dispute Notice or, failing such resolution, within thirty (30) days after the final determination of the Independent Accountant, the Vendor or the Purchaser, as the case may be, shall pay to the other the amount owing as a result of such resolution or final determination.

Section 2.6	Post-Closing Adjustments to Purchase Price

(1)	The Purchase Price as set out in Section 2.4(1) shall be adjusted as follows:

(a)	if the Closing Working Capital is less than $3,500,000, then the Purchaser shall be entitled to deduct the amount of such shortfall from the Holdback Amount. If the Holdback Amount is not sufficient to satisfy the shortfall, the Vendor shall pay to the Purchaser the remaining amount of such shortfall. The Purchase Price shall be reduced by the amount of the shortfall on a dollar-for-dollar basis.

(b)	if the Closing Working Capital is greater than $4,300,000, then the Purchaser shall pay to the Vendor the amount of such excess, and the Purchase Price shall be increased accordingly on a dollar-for-dollar basis.

In each case, such payment shall be the “Working Capital Adjustment Amount”.

Section 2.7	Holdback Amount

Subject to any deductions made in accordance with the terms of this Agreement, the Holdback Amount shall be paid to the Vendor upon the earlier of (i) two (2) Business Days following the final determination of Closing Working Capital, and (ii) ninety (90) days following the Closing Date. Any portion of the Holdback Amount that is not payable to the Vendor as a result of a deduction to satisfy a Working Capital Adjustment Amount payable to the Purchaser shall be retained by the Purchaser and the Vendor will have no further entitlement or rights relating thereto.

Section 2.8	Payment of Sales Taxes and Tax Elections

(1)         Transfer Taxes. The Purchaser shall be liable for and shall pay all sales, goods and services, harmonized sales, value added, use, transfer, and similar Taxes (“Transfer Taxes”) properly payable upon and in connection with the sale, assignment and transfer of the Purchased Assets from the Vendor to the Purchaser, other than any Taxes which are imposed on the Vendor under applicable Laws, including Taxes payable on the Vendor’s net income, profits or gains. The Purchaser shall pay such Transfer Taxes directly to the Vendor against proper invoice or bill of sale from the Vendor separately indicating the applicable Transfer Taxes and the Vendor’s relevant Transfer Tax registration number(s). The Vendor shall remit such Transfer Taxes directly to the relevant taxation authority.

(2)         Tax Elections.

(a)	Subsection 22 Tax Election. The Purchaser and the Vendor agree to timely file an election with respect to the Accounts Receivable under Section 22 of the Tax Act, if available, and the corresponding sections of any other provincial statute and any regulations under such statutes in a manner consistent with the Purchase Price allocation.

(b)	Subsection 20(24) Tax Election. The Purchaser and the Vendor shall, if requested by the Purchaser, jointly execute and file an election under subsection 20(24) of the Tax Act in the manner required by subsection 20(25) of the Tax Act and under the equivalent or corresponding provisions of any other applicable provincial or territorial statute, in the prescribed forms and within the time period permitted under the Tax Act and under any other applicable provincial or territorial statute, as to such amount paid by the Vendor to the Purchaser for assuming future obligations. In this regard, the Purchaser and the Vendor acknowledge that a portion of the Purchased Assets transferred by the Vendor pursuant to this Agreement and having a value equal to the amount elected under subsection 20(24) of the Tax Act and the equivalent provisions of any applicable provincial or territorial statute, is being transferred by the Vendor as a payment for the assumption of such future obligations by the Purchaser.

Section 2.9	Allocation of Purchase Price

The parties agree that the Purchase Price shall be allocated among the Purchased Assets in the manner set forth in Schedule 2.9. The Purchaser and the Vendor shall report an allocation of the Purchase Price among the Purchased Assets in a manner entirely consistent with Schedule 2.9 and shall not take any position inconsistent therewith in the filing of any Tax Returns or in the course of any audit by any Governmental Authority, Tax review or Tax proceeding relating to any Tax Returns. Promptly following a post-Closing adjustment to the Purchase Price as contemplated in Section 2.5 or Section 2.6, the Purchaser and the Vendor shall make such adjustments to the allocation set forth in Schedule 2.9 as may be necessary to give effect to such adjustment to the Purchase Price.

Article 3 – cONDITIONS OF CLOSING

Section 3.1	Conditions to Obligations of the Purchaser

(1)         The obligation of the Purchaser to consummate the transactions contemplated herein is subject to the satisfaction, at or before the Closing, of the following conditions, any or all of which may be waived, in whole or in part, in writing, to the extent permitted by applicable Law, by the Purchaser in its sole discretion:

(a)	No Injunction. There shall be (a) no action or proceeding, before any Governmental Authority, pending which, if adversely decided, would reasonably be expected to result in a judgement, decree or order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded and (b) no Law shall have been enacted, and no order, decree or other pronouncement of any Governmental Authority shall have been made, that prevents the carrying out of this Agreement or any of the transactions contemplated hereby, declares unlawful the transactions contemplated hereby or causes such actions to be rescinded.

(b)	Authorisations. Each Governmental Authorisation necessary to be obtained in connection with the execution and delivery of this Agreement or any other agreements contemplated hereby or the transactions contemplated hereby or thereby shall have been made, given or obtained.

(c)	Operational Permits. The Vendor shall have transferred or assigned to the Purchaser, or the Purchaser will have otherwise acquired, all Operational Permits necessary to carry on the Business in the Ordinary Course.

(d)	Agreements and Documents. The Purchaser shall have received the following items from the Vendor, each of which, to the extent applicable, shall be in full force and effect:

(i)	the Purchaser shall have been assigned the Company’s Contracts to the extent such Contracts are included in the Purchased Assets; subject to Section 3.1(d)(iii), it being understood that this condition solely relates to the failure to assign a Contract for lack of Consent only in respect of those Contracts listed in Schedule 3.1(1)(d)(iii);

(ii)	the Company shall have received, and shall be continuing to receive, all supply of Inventory in the Ordinary Course, in a manner consistent with the understandings established in new and existing supply agreements;

(iii)	all Consents to assign the Contracts listed in Schedule 3.1(1)(d)(iii), unless the requirement to receive such Consent has been waived by the Purchaser in its sole discretion, or the Vendor has delivered a written undertaking to obtain such Consent within a reasonable delay following the Closing;

(iv)	the Purchaser shall be satisfied, acting reasonably, that the Vendor has no material issues with respect to Health Canada regulatory matters that cannot be resolved with good faith efforts and cooperation of the Parties, and that no material issues with respect to Health Canada regulatory matters shall arise as a result of the transactions contemplated hereby;

(v)	a recent certificate of status or similar certificate with respect to the Company, issued by the appropriate Governmental Authority of its jurisdiction of incorporation;

(vi)	certified copies of (i) the constating documents and by-laws of the Company; and (ii) the resolutions of the shareholders and the sole director of the Company consenting to the transfer of the Purchased Assets pursuant to the terms of the Agreement;

(vii)	a certificate of an officer of the Company confirming that there are no known or reported Liabilities of the Company current or outstanding as of the Closing Time, which Liabilities could be attached to the Purchased Assets or the Purchaser, save for Accrued Liabilities, Excluded Liabilities and liabilities owing to Governmental Authorities (such as HST or source deductions), trade payables, salaries or other accruals incurred in the Ordinary Course and not yet due, and amounts in respect of the capital lease obligations;

(viii)	a certificate from the Vendor confirming the covenants in this Agreement made by the Vendor and the representations and warranties in Article 4 of this Agreement are true and correct in all material respects as at the Closing Date and the Closing Time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all material respects; and those representations and warranties in respect of Vendor Fundamental Representations, each of which must be true and correct in all respects); it being understood that the Vendor shall be entitled to deliver updated Schedules to this Agreement at Closing;

(ix)	evidence that all Encumbrances against the Purchased Assets have been released and discharged;

(x)	a general conveyance and assumption of liabilities agreement, duly executed by the Vendor;

(xi)	physical possession of the tangible Purchased Assets; and

(xii)	the Company shall have delivered the Financial Statements and the Books and Records to the Purchaser, to the extent such Financial Statements and Books and Records relate to the Purchased Assets.

(2)         Condition Not Fulfilled. If any condition in Section 3.1(1) (other than in Section 3.1(d)(i), (ii) and (xii), for which the Purchaser shall have no termination right) has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

(a)	terminate this Agreement by notice to the Vendor, as provided in Section 3.5; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

Section 3.2	Conditions to Obligations of the Vendor

(1)         The obligation of the Vendor to consummate the transactions contemplated herein is subject to the satisfaction, on or before the Closing, of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Vendor in its sole discretion:

(a)	No Injunction. There shall be (a) no action or proceeding, before any Governmental Authority, pending which, if adversely decided, would reasonably be expected to result in a judgement, decree or order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded and (b) no Law shall have been enacted, and no order, notice, decree or other pronouncement of any Governmental Authority shall have been made, that prevents the carrying out of this Agreement or any of the transactions contemplated hereby, declares unlawful the transactions contemplated hereby or causes such actions to be rescinded.

(b)	Authorisations. Each Governmental Authorisation necessary to be obtained in connection with the execution and delivery of this Agreement or any other agreements contemplated hereby or the transactions contemplated hereby or thereby shall have been made, given or obtained.

(c)	Agreement and Documents. The Company shall have received the following items from the Vendor, each of which, to the extent applicable, shall be in full force and effect:

(i)	a recent certificate of status or similar certificate with respect to the Purchaser, issued by the appropriate Governmental Authority of its jurisdiction of incorporation;

(ii)	certified copies of (i) the constating documents and by-laws of the Purchaser; and (ii) the resolutions of the shareholders and the sole director of the Purchaser authorising the purchase of the Purchased Assets pursuant to the terms of the Agreement; and

(iii)	a certificate from the Purchaser confirming the covenants in this Agreement made by the Purchaser and the representations and warranties in Article 5 of this Agreement are true and correct in all material respects as at the Closing Date and the Closing Time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all material respects.)

(2)         Condition Not Fulfilled. If any condition in Section 3.2(1) has not been fulfilled at or before the Closing Time or if any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Vendor to comply with its obligations under this Agreement, then the Vendor in its sole discretion may, without limiting any rights or remedies available to the Vendor at law or in equity, either:

(a)	terminate this Agreement by notice to the Purchaser, as provided in Section 3.5; or

(b)	waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

Section 3.3	Non-Waiver

No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 3.4	Disclosure and Extraordinary Claims

If the updated Schedules to be delivered at Closing have revealed any facts, events or circumstances, that, unless arising as a result of actions taken in the Ordinary Course, would, in the absence of disclosure of such facts, events or circumstances in the updated Schedules (if Closing were to have occurred) otherwise have given rise (taking into account the provisions of this Agreement, including Section 7.6 and having applied the Basket, if relevant) to one or more claims for which the aggregate liability of the Vendor for Losses is reasonably anticipated to be at least five hundred thousand dollars ($500,000) (an “Extraordinary Claim”); notwithstanding anything else set forth in this Agreement, Vendor shall not be entitled to raise as a defense to a claim for Losses brought by Purchaser in respect of an Extraordinary Claim, (x) the fact that Vendor disclosed the facts, events or circumstances giving rise to such Extraordinary Claim in the updated Schedules at Closing, or (y) pursuant to the limitations in Section 5.1(5), that the Purchaser otherwise had knowledge of the facts, events or circumstances giving rise to such Extraordinary Claim as a result solely and exclusively of Vendor’s disclosure to the Purchaser of such facts, events or circumstances after the date hereof, unless otherwise expressly agreed in writing between the Parties; provided that, if the aggregate amount of such Losses, upon the final determination of the Losses associated with such Extraordinary Claim either through adjudication by a court of competent jurisdiction or otherwise, would not have constituted an Extraordinary Claim, Vendor shall be entitled to raise those defenses described in clauses (x) and (y) above to Purchaser’s claim for Losses in respect of such claims. For the avoidance of doubt, nothing disclosed in the updated Schedules at Closing as a result of actions taken by the Vendor in the Ordinary Course during the Interim Period shall be taken into consideration when determining whether there is an Extraordinary Claim.

Section 3.5	Termination

This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of the Vendor and the Purchaser;

(b)	by written notice from the Purchaser to the Vendor as permitted in Section 3.1(2) or Section 6.3; or

(c)	by written notice from the Vendor to the Purchaser as permitted in Section 3.2(2).

Section 3.6	Effect of Termination

(1)         If this Agreement is terminated:

(a)	by the Vendor and/or by the Purchaser under Section 3.5, subject to Section 3.6(b), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under this Section 3.6, Section 6.2, Section 9.2, and Section 9.3 which shall survive such termination; or

(b)	by a Party under Section 3.5(b) or (c) and the right to terminate arose because of a breach of this Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then, except as otherwise specifically provided for in this Agreement, the other Party shall remain fully liable for any and all Losses sustained or incurred by the terminating Party directly as a result thereof.

(2)         If this Agreement is terminated by the Vendor under Section 3.5(c), then notwithstanding Section 3.6(3), the Parties acknowledge and agree that the Vendor will submit Instructions (as such term is defined in the Escrow Agreement) to the Escrow Agent to release the Escrowed Funds (as such term is defined in the Escrow Agreement) to the Vendor, and the Purchaser will provide a Notice of Non-Objection (as such term is defined in the Escrow Agreement) with respect to such Instructions to the Escrow Agent.

(3)         Subject to Section 3.6(2), if this Agreement is terminated for any reason other than under Section 3.5(c), the Parties acknowledge and agree that the Purchaser will submit Instructions (as such term is defined in the Escrow Agreement) to the Escrow Agent to release the Escrowed Funds (as such term is defined in the Escrow Agreement) to the Purchaser, and the Vendor will provide a Notice of Non-Objection (as such term is defined in the Escrow Agreement) with respect to such Instructions to the Escrow Agent.

Article 4 – REPRESENTATIONS AND
WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser, as at the date of this Agreement, as stated below and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement:

Section 4.1	Incorporation and Organisation

The Company is a corporation duly incorporated and organised under the Laws of Canada, the Company is a valid and subsisting corporation in good standing under such Laws and the Company is licensed or qualified to transact business in each jurisdiction where the nature of its activities makes such license or qualification necessary. The Vendor has made available to the Purchaser true and complete copies in all material respects of the corporate charter and by-laws, or similar governing documents, of the Company.

Section 4.2	No Bankruptcy

There has not been filed any petition or application, or any proceeding commenced which has not been discharged in its entirety, by or against the Company with respect to any assets of the Company under any Law relating to bankruptcy, reorganisation, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors’ rights, and no assignment has been made by the Company for the benefit of creditors.

Section 4.3	Residence of Vendor and Principal Shareholder

Neither the Vendor nor the Principal Shareholder is a non-resident of Canada within the meaning of the Tax Act.

Section 4.4	No Subsidiaries

The Company does not have any subsidiaries and does not hold shares or other ownership, equity or proprietary interests in any Person.

Section 4.5	Due Authorisation and Enforceability of Obligations

(1)         The Vendor has the capacity to own and sell its property and to enter into this Agreement, and all other agreements and instruments to be executed by the Vendor contemplated herein, and to perform its obligations under this Agreement and under all such other agreements and instruments. This Agreement, and each of the agreements to be executed and delivered by the Vendor pursuant to this Agreement, has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the rights of creditors generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(2)         The execution and delivery of this Agreement does not, and the consummation by the Vendor of the transactions contemplated hereby, and compliance with the terms hereof, have not and will not, conflict with, or result in any violation or breach of any provision of: (i) any Contract to which the Vendor is a party, or (ii) any rights of any third party with respect to the acquisition of the Purchased Assets, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Vendor.

Section 4.6	Actions Respecting Purchased Assets

There are no Actions pending or, to the knowledge of the Vendor, threatened against or relating to the Vendor or with respect to or in any manner affecting the ownership by the Vendor of the Purchased Assets or which would adversely affect the ability of the Vendor to execute and deliver this Agreement and to consummate the sale of the Purchased Assets and the transaction contemplated hereby.

Section 4.7	Approvals

All requisite consents, licences, approvals, orders or authorisations of, provisions of notice to, or registrations, filings or declarations with, any Governmental Authority required in order for the Vendor to enter into this Agreement and perform its obligations and consummate the transactions contemplated hereunder have been obtained or made.

Section 4.8	Corporate Records

The corporate books of account, minute books, stock transfer books and stock register of the Company, true and correct copies of all of which have been made available to the Purchaser, are complete and accurate and have been maintained in accordance with customary business practices and all applicable Laws.

Section 4.9	Title to Purchased Assets

The Vendor is the sole and unconditional owner of the Purchased Assets, with good and valid title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets and the Excluded Assets together constitute all of the property and assets (a) used or held for use in connection with the Business, and (b) necessary to operate the Business after Closing in the manner in which the Business was conducted prior to Closing.

Section 4.10	Consents

Except for the Consents listed in Schedule 4.10, no consent, license, approval, order or authorisation of, or provisions of notice to, registration, filing or declaration with, any Person is required to be obtained or made by the Company in connection with the consummation of the transactions contemplated by the Agreement and no consent by any other third party is necessary in connection with the consummation of the transactions by the Vendor contemplated hereby. Schedule 4.10 identifies all Contracts under which the Company is required to obtain consent to an assignment of such Contract or provide notice of any assignment thereof in connection with the transactions contemplated hereby or the continuation of the Business by the Purchaser; where the absence of such Consent or the failure to give such notice might reasonably be expected to have a material adverse effect on the operation of the Business.

Section 4.11	No Default

The Company is not in breach, default or violation of any term, condition or provision of its constating documents or by-laws.

Section 4.12	No Other Agreements to Purchase

Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase of any of the Purchased Assets, other than in the Ordinary Course of the operation of the Business.

Section 4.13	Business in Compliance with Law

The Company and all aspects of the Business and its assets are and have been conducted in compliance with all Laws applicable to the Company. Except as set forth in Schedule 4.13, the Company has not received any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply in any respect with, any applicable Law.

Section 4.14	Real Property and Leasehold Interests

The Company is not and has never been at any time the owner (or the beneficial or registered owner, as applicable) of and the Company has not agreed to acquire any real or immovable property (“Real Property”) or any interest in any Real Property, other than as a lessee. The Company is not a party to any Lease or agreement in the nature of a Lease in respect of any Real Property, whether as lessor or lessee, other than the leases described in Schedule 4.14, including the lease for the premises described in Schedule 4.14 (collectively, the “Leasehold Premises”). Neither the Company nor, to the knowledge of the Vendor, any other party thereto is in breach of any covenants, conditions or obligations contained in any Lease. The Vendor has provided a true and correct copy of the Lease of the Leasehold Premises to the Purchaser. All buildings, structures, improvements, appurtenances, fixtures and movables owned or leased by the Company, including without limitation those situated on the Leasehold Premises, are in good operating condition, subject to normal wear and tear, and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used.

Section 4.15	Licenses

(1)         The Company owns or holds all licenses, permits, franchises, approvals, consents, waivers, exemptions, authorisations, registrations, classifications, certificates, notifications and similar rights and privileges (collectively “Licenses”), free and clear of all Encumbrances other than Permitted Encumbrances and subject to no challenge, revocation, expiry, modification or termination, which are required under all Laws or otherwise necessary or useful to the ownership of the Purchased Assets or the conduct of the Business; all such Licenses are listed on Schedule 4.15, will remain with the Company upon the Closing of the transaction herein contemplated, and the execution and consummation of the Agreement and the consummation of the transactions contemplated herein or therein will not create any right of modification, limitation, termination or revocation on the part of any Person or Governmental Authority granting any such Licenses; there exists no pending or, to the knowledge of the Vendor threatened, modification, limitation, revocation or termination of any such License.

(2)         The Licenses are sufficient and adequate in all material respects to permit the continued lawful conduct by the Company of the Business in the manner now conducted and none of the Business operations of the Company are presently being conducted in a manner that violates in any respect any of the terms or conditions under which any License was granted.

(3)         The Licenses have been duly obtained, are valid and are in full force and effect and the Company is in full compliance with all terms and conditions of all such Licenses and has not received any notice of the revocation or limitation of any of the Licenses.

Section 4.16	Litigation

Except as disclosed in Schedule 4.16, there are no Actions pending or, to the knowledge of the Vendor, threatened against the Company. To the knowledge of the Vendor, the Company is not the subject of any current or pending investigation or proceedings by any Governmental Authority. None of the assets of the Company, nor its business practices, is the subject of any judgement, order, writ, or injunction of any Governmental Authority. The Company does not have any Liability, including in respect of legal and other professional fees, on account of defective Products (including, to the knowledge of the Vendor, Accrued Liability on account of Product warranties).

Section 4.17	Regulatory Matters

(1)         Except as set forth in Schedule 4.17, neither the Vendor nor the Company have received any information (in any form or of any kind) from any Governmental Authority with jurisdiction over the importation, marketing, sale, use, distribution, handling and control, safety, efficacy, reliability, labelling or manufacturing of the Products which would reasonably be expected to lead to the denial of the sale or marketing of the Products.

(2)         Except as set forth in Schedule 4.17, for the last five (5) years, neither the Vendor nor the Company have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product.

(3)         As of the date hereof, except as set forth in Schedule 4.17, there are no facts or circumstances relating to the Company that would reasonably be expected to result in (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold by the Company, (ii) a change in the marketing classification or a material change in the labelling of any such Products, or (iii) a termination or suspension of the marketing of such Products.

Section 4.18	Financial Statements

(1)	The Financial Statements have been prepared in accordance with ASPE applied on a basis consistent with that of the preceding period and present fairly:

(a)	all of the assets, liabilities and financial position of the Company as at September 30, 2014; and

(b)	the sales, earnings, results of operation and changes in financial position of the Company for the 12 month period ended September 30, 2014.

Section 4.19	Absence of Undisclosed Liabilities

(1)         The Company has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except (a) as disclosed in the Financial Statements, or (b) as disclosed on Schedule 4.19.

(2)         Except as set forth on Schedule 4.19, the Company does not have any Indebtedness.

Section 4.20	Accounts Receivable

Except for bad debts accounted for in the Financial Statements, all the Accounts Receivable are actual and bona fide receivables resulting from a sale to a customer and other receivables in the ordinary and usual conduct of the business of the Company; provided that nothing in this warranty shall be deemed to constitute a guarantee to Purchaser as to the collectability of any particular Accounts Receivable. The reserve for bad debts in the Financial Statements has been established in accordance with ASPE and any and all disputes with customers regarding accounts receivable, in the aggregate, do not exceed the reserves therefor.

Section 4.21	Material Contracts

(1)         Schedule 4.21 annexed hereto is a true and complete list as at the date hereof of all Contracts, each having no less than a total aggregate annual value of $50,000.00, to be transferred to the Purchaser with the Purchased Assets and to which the Company is a party or by which the Company or the Purchased Assets are bound (“Material Contracts”).

(2)         Except as set forth on Schedule 4.21, the Company and, to the knowledge of the Vendor, each of the other parties thereto has performed all obligations to be performed under the Material Contracts, and neither the Company nor, to the knowledge of the Vendor, any other party thereto is in material respects in default under any provision of any Material Contracts. The Company has not received any written notice alleging it is in breach or default of any provision of any Material Contracts. No event (including the consummation of the transactions contemplated by this Agreement) has occurred which constitutes, or which with the passage of time or the giving of notice or both will constitute, a breach or default under any provision of any Material Contract by the Company, or to the knowledge of the Vendor, any other party, or which would permit the acceleration or termination of any obligation of any party thereto or the creation of any Encumbrance upon any asset of the Company or result in a loss of rights of the Company or which would give rise to any of the foregoing upon the giving of notice or lapse of time or both. The Company has not received any written notice from any other party to any Material Contract that such person intends to terminate any Material Contract. Except as disclosed in Schedule 4.10, no consent of any party to any Material Contract is required for the consummation of the transactions contemplated by the Agreements.

(3)         The Vendor has made available to the Purchaser a (i) correct and complete copy of each Material Contract (as amended through the date hereof) and (ii) written description of the material terms of any Material Contract that is not set forth in a written document, in each case prior to the date of this Agreement. Each Material Contract is valid and binding on the Company, and in full force and effect; subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Section 4.22	Commission Arrangements

The Company is not a party to any Contracts or other arrangements to pay commissions or other form of variable compensation based on sales, purchases or other transactions to any Employees, third parties or persons other than those Contracts or other arrangements set forth on Schedule 4.22 annexed hereto.

Section 4.23	Suppliers and Customers

Schedule 4.23 sets out the ten (10) largest customers and eight (8) largest suppliers of the Company, in terms of volume sales and purchases, collectively, for the fiscal year 2014 and the eleven (11) month period ending August 31, 2015; and sets out the approximate volume of sales and purchases. No supplier or customer of the Company listed on Schedule 4.23 has cancelled or otherwise terminated, or, to the knowledge of the Vendor, threatened in writing to cancel or otherwise terminate, its relationship with the Company or has during the last twelve (12) months decreased materially, or, to the knowledge of the Vendor and the Company, threatened to decrease or limit materially, its services, supplies or materials to the Company. To the knowledge of the Vendor and the Company, no customer or supplier listed in Schedule 4.23 intends to cease dealing with the Company, or intends to alter in any material respect the amount of such customer’s or supplier’s dealings with the Company.

Section 4.24	Non-Arm’s Length Transactions

Other than as disclosed in Schedule 4.24, neither the Vendor nor any party with whom the Vendor does not act at arm’s length (including without limitation any director, officer, shareholder of the Company or any member of the immediate family of any such individual or any of their respective Affiliates): (i) has any interest of any nature in any property or assets, tangible or intangible, which are or have been used, within the prior twelve (12) months, by the Company in connection with the conduct of its business, (ii) is a party to any Contract or other business arrangement with the Company, or (iii) has any claim (including any claim for indemnification), cause of action or right accrued, contingent or otherwise, against the Company.

Section 4.25	Insurance

(1)         Schedule 4.25 sets forth a complete list of all policies of fire, liability and other forms of insurance held by the Company as of the date hereof. The insurance policies maintained by the Company are appropriate to its operations, property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets in the industry in which the Company operates. All such policies are valid, outstanding and in full force and effect, as to which premiums have been paid currently. The Company is not in default under any provision of any such policy of insurance and has not received notice of cancellation or non-renewal of any such insurance and no misstatement or misrepresentation has been made by the Company in any application for any policy of insurance. There is no claim by the Company pending under any of such policies as to which coverage has been questioned, denied or disputed in any manner by the underwriters or carriers of such policies. The Vendor has made available to the Purchaser a correct and complete copy of each of the policies held by the Company set forth in Schedule 4.25.

Section 4.26	Intellectual Property

(1)         The material Intellectual Property owned by, licensed to or by, or otherwise used by the Company is listed and described in Schedule 4.26 annexed hereto (collectively, the “Business IP”), which schedule sets forth, where appropriate, an identification of each such item of Business IP, the jurisdiction and date of any registration thereof or application therefore and the serial or registration number thereof.

(2)         The Company has the right to use all Business IP as currently used by it.

(3)         The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets.

(4)         Except as identified in Schedule 4.26, the Company has not granted any license to use the Business IP.

(5)         Except for Intellectual Property that is licensed by the Company and identified as such in Schedule 4.26, the Company is the registered and legal owner of all registered Business IP and the legal owner of all other Business IP, in all cases with good and marketable title, unencumbered, and subject to no pending challenge, revocation, expiry or termination.

(6)         Except as identified in Schedule 4.26, the Company is not required to pay royalties, fees or other consideration to any other person with respect to the use of any Intellectual Property, with the exception of software license fees for generally commercially available, non-custom, off-the-shelf software application programs, which have been paid in full.

(7)         There are no agreements, judgements, decrees or orders restricting or limiting the use by the Company of any of the Business IP and the operation of the Business of the Company does not violate, breach or infringe any patents, copyrights, trade names, trademarks, industrial designs, licenses, or other Intellectual Property held by others and, to the knowledge of the Vendor, there is not any alleged infringement, breach or violation thereof or any Action pertaining thereto.

(8)         All of the Business IP listed on Schedule 4.26 as registered or filed has been duly registered or filed in the appropriate governmental office or with the appropriate Governmental Authority, to the extent that any such registration is required by Law and the Company has paid all fees due prior to the date hereof that are necessary to obtain or maintain in force any of the Business IP or the exclusive rights thereto. No event has occurred during the registration or filing of, or during any other proceeding relating to, the Business IP that is registered that would make invalid or unenforceable, or negate the right to issuance or use of, any of the Business IP and there has been no refusal or threat of refusal to register any trademark or trade name on the basis that it is not protectable or confusingly similar to another mark or name.

(9)         Except as identified in Schedule 4.26, there have been no claims and to the knowledge of the Vendor, there is no basis for any claim challenging the scope, validity or enforceability of any of the registered Business IP or applications for the registration thereof of the Company. There have not been, nor are there, any infringements or, to the knowledge of the Vendor, threats of infringements by the Company or any asserted claims of third parties against the Company in respect of infringements or misappropriation of any intellectual property rights of any kind, nor are there any infringements of any of the Business IP, nor any asserted or unasserted claims by the Company contesting or challenging the right, title or interest of any other person in any of the Business IP.

(10)        The Company does not use any software, other than generally commercially available, non-custom, off-the-shelf software application programs and that does not require entering into a license agreement other than a “shrink-wrap” or “click-wrap” license agreement. The Company has not copied nor used any licensed software in violation of the applicable license or otherwise violated any of its agreements or the rights of any other person with respect thereto.

Section 4.27	Employment Matters

(1)	Schedule 4.27 contains a complete and accurate list of all individuals who are full-time, part-time or casual employees (including those on layoff, disability or other leave of absence, whether paid or unpaid) or individuals engaged on contract to provide employment services or sales or other agents or representatives of the Company as of the date of this Agreement (collectively, the “Employees”), specifying the work location, length of service, title, salary, bonus entitlements or other compensation, remuneration or perquisites (if any) for each such Employee. Except as disclosed in Schedule 4.27, the Company has not classified an individual as an “independent contractor” or of similar status who according to applicable Law, should have reasonably been classified as an employee.

(2)	There is no Employee who has been continually absent from work for a period in excess of one month and who is in receipt of benefits pursuant to the provisions of a short or long term disability plan provided by the Company or applicable workplace safety and insurance legislation in any jurisdiction where the Company carries on business.

(3)	The Company is in compliance with all applicable employment Laws and, other than the disclosures made under Schedule 4.27, there are no other complaints, Actions, claims, investigations, audits, charges, levies, assessments or penalties outstanding, or to the knowledge of the Vendor or the Company, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Company under or in respect of any applicable employment Laws.

(4)	The Company has paid all wages, salaries, bonuses and other remuneration to its Employees when due and has made all deductions required by Law to be made for wages and salaries and has either remitted same to the respective legally constituted authorities entitled to receive payment of same or has provided for same in its accounts.

(5)	The Vendor has provided to Purchaser true and complete copies of all employee handbooks, manuals, employment related policies and similar items of the Company prior to the date of this Agreement.

(6)	Except as otherwise disclosed in Schedule 4.27, none of the Employees are entitled to or may become entitled to any amounts payable by the Company as a result of the consummation of the transactions contemplated hereby, nor is any Employee entitled under a Contract to notice, pay in lieu of notice or severance pay in excess of that required by applicable Law in the event of dismissal.

Section 4.28	Employee Plans

(7)	Schedule 4.28 identifies each Employee Plan and specifies which Employee Plans are Multi-Employer Plans. Each Employee Plan has been established, registered, maintained and administered in compliance with its terms and in accordance with all applicable Laws.

(8)	No step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could be reasonably expected to result in any Employee Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material amount of Taxes, fees, penalties or levies under applicable Laws. Where any Pension Plan has been partially or fully terminated or wound-up, all assets, including any surplus, attributable to such partial or full termination or wind-up, have been fully distributed in accordance with all applicable Laws or, where such distribution of assets is pending, the amount of surplus attributable to such partial or full termination or wind-up together with the date as of which such amount is determined is disclosed in Schedule 4.28.

(9)	There are no Actions (other than routine claims for payment of benefits in the Ordinary Course) pending or, to the knowledge of Vendor or the Company, threatened in respect of any of the Employee Plans or their assets and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such Action.

(10)	Current and complete copies of all written Employee Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Employee Plans that have been provided to Employees or other persons entitled to benefits under the Employee Plans have been delivered or made available to Purchaser together with current and complete copies of all documents relating to the Employee Plans, including, as applicable, all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, financial statements, actuarial valuations, annual information returns, subscription and participation agreements and any administration contracts.

(11)	All of the Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects in accordance with all applicable Laws, regulations, orders, or other legislative, administrative or judicial proclamations applicable to the Employee Plans and in accordance with their terms and the terms of agreements, written or oral, between the Company and its Employees. No fact or circumstance exists that could adversely affect the existing Tax preferred or Tax exempt status of an Employee Plan.

(12)	All employer or employee payments, contributions or premiums required to be remitted, paid or in respect of each Employee Plan, any collective bargaining agreements, or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Employee Plans.

(13)	Each Employee Plan that is subject to insurance or funding requirements is fully insured or fully funded (both on a going-concern and solvency basis) in accordance with the assumptions disclosed in the most recent applicable actuarial report and in good standing with such regulatory authorities as may be applicable and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by the Company from any such regulatory authority.

(14)	There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto that remain outstanding and unremedied, and neither the Company nor, to the knowledge of the Vendor, any of its agents has been in breach of any fiduciary obligation with respect to the funding or administration of the Employee Plans.

(15)	No amendments have been made to any Employee Plan and no commitments to improve or otherwise amend any Employee Plan has been made, or promised by Vendor, nor has any intention or commitment to do any of the foregoing been communicated to any employee.

(16)	No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder, or requires additional premiums or payments on termination of the Employee Plan or any insurance policy, contract or agreement relating thereto.

(17)	No employment, severance or termination agreement, other compensation arrangement or Employee Plan provides for payment of a benefit, the increase of a benefit amount, forgiveness of indebtedness, the acceleration of contributions or funding, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause such payment, increase, acceleration, or vesting to be triggered).

(18)	None of the Employee Plans, other than the Pension Plans, provides benefits beyond retirement or other termination of service to Employees or former employees or to the beneficiaries or dependants of such employees.

(19)	All liabilities of the Company (whether accrued, absolute, contingent or otherwise) related to the Employee Plans have been fully and accurately accrued and disclosed, and reported in accordance with GAAP in the Financial Statements. No changes have occurred or are expected to occur to any Employee Plan that would materially affect the most recent actuarial report prepared in respect of the applicable Employee Plan.

(20)	None of the Employee Plans is a Multi-Employer Plan.

Section 4.29	Collective Agreements

The Company has not entered into and is not bound by any Contract with any labour union, employee association or similar entity, nor made commitments to or conducted negotiations with any labour union, employee association or similar entity with respect to any future agreements, current attempts to organize or establish any labour union, employee association or similar entity with respect to any Employees, nor is there any certification of any such entity with regard to a bargaining unit.

Section 4.30	Employee Indebtedness

No director, former director, officer, former officer, shareholder or employee of the Company or any person not dealing at arm’s length (within the meaning of the Tax Act) with any such person is indebted to the Company.

Section 4.31	Tax Matters

Except as specifically disclosed in Schedule 4.31:

(1)         All Tax Returns of the Company for all Tax periods ending before the Closing Date have been duly filed on a timely basis with the appropriate Taxing Authority and are true, complete and correct and contain no misrepresentations. None of the Purchased Assets is subject to any Encumbrance (other than a Permitted Encumbrance) for failure to file when due any required Tax Return.

(2)         All Taxes required to have been paid, deducted, withheld or remitted by the Company on or before the Closing Date have been so paid, deducted, withheld or remitted. Without limiting the foregoing, the Company has withheld from each payment made to any Person, including any of its present or former employees, officers or directors and, in respect of other payments, to all Persons who are or are deemed to be non-residents of Canada for purposes of the Tax Act all amounts required by applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Taxing Authority. The Company has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its present or former employees, officers or directors to the proper Taxing Authority within the time required under applicable Law. The Company has charged, collected and remitted on a timely basis all Taxes as required under applicable Law on any sale, supply or delivery whatsoever, made by it.

(3)         The Company has no liability, obligation or commitment for the payment of Taxes, except those as are disclosed in the Financial Statements or such Taxes not yet due as have arisen since the date of the Financial Statements in the usual and Ordinary Course and for which adequate provision in the accounts of the Company have been made. The Company is not a party to or bound by and does not have any obligations under, any Tax sharing agreement or similar contract or arrangement.

(4)         No Tax Return of the Company is now under audit, investigation or examination or subject to any dispute, objection or appeal by or with any Taxing Authority and there are no proceedings now pending or, to the knowledge of the Vendor, threatened against the Company with respect to any Tax, and there are no matters under discussion with any Taxing Authority relating to any Tax.

(5)         There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or the assessment, reassessment or collection of any Tax or deficiency of any nature against the Company or with respect to any Tax Return.

(6)         Other than those agreements and arrangements described in Schedule 4.31(6), the Company has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(7)         The Company is registered for goods and sales tax/harmonized sales tax purposes under Part IX of the Excise Tax Act (Canada) and its registration number is 841-660-160.

(8)         Neither the Company nor its directors or officers are aware of any overly aggressive or improper treatment of income and expenses in filing earlier Tax returns. The Company has not claimed a deduction with respect to an outlay or expense that may be considered unreasonable under the circumstances. The Company has not, for the purposes of the Excise Tax Act (Canada), claimed any input tax credits or, for the purposes of An Act respecting the Québec Sales Tax (Québec), claimed any input tax refunds to which it is not entitled.

(9)         The Company is not, or has not been, required to file any Tax Returns with, or to pay any Taxes to, any Taxing Authority located in any jurisdiction outside Canada.

(10)        Schedule 4.31(10) accurately sets out the status of the following Tax accounts of the Company as of the date of the Financial Statements:

(a)	the adjusted cost base of the Company’s capital properties;

(b)	the Company’s capital dividend account;

(c)	the cost of the Company’s depreciable properties for capital cost allowance purposes;

(d)	the capital cost allowance taken on each class of the Company’s depreciable property;

(e)	the undepreciated capital cost of each class of the Company’s depreciable property;

(f)	the Company’s cumulative eligible capital account;

(g)	the Company’s refundable dividend tax on hand;

(h)	the Company’s non-capital losses and net capital losses;

(i)	the Company’s investment tax credits; and

(j)	the input tax credits, as defined in the Excise Tax Act (Canada) for the purposes of the GST.

(11)        The Inventory of the Company has been valued for Tax purposes at the lower of cost or net realisable value.

(12)        The fair market value of all depreciable property of the Company is at least the amount of the undepreciated capital cost therefor recorded on its books.

(13)        The paid up capital of the Company for income tax purposes equals its paid up capital under corporate Law.

(14)        Except as set forth in Schedule 4.31(14), the Company has:

(a)	not: (A) acquired property from a non-arm’s length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Tax Act; or (B) made any election under section 85 of the Tax Act (or equivalent provision under provincial Law) with respect to the acquisition or disposition of any property;

(b)	not made any election under subsection 83(2) of the Tax Act (or equivalent provision under provincial Law) in excess of its capital dividend account;

(c)	not made any eligible dividend designation under the Tax Act (or equivalent provision under provincial Law) in excess of its general rate income pool;

(d)	made all elections or designations required to be made under the Tax Act (or equivalent provincial Law) in connection with any distributions and all such elections or designations were true and correct and in prescribed form and were made within the prescribed time periods;

(e)	not made any invalid, late or excess designations under the Scientific Research and Experimental Development Tax Credit Provisions of the Tax Act; and

(f)	not made or been a party to any election, including but not limited to Sections 150(1), 156(1), 227(1) or 273(1) of the Excise Tax Act (Canada) or An Act respecting the Québec Sales Tax.

(15)        The Company does not have any net capital losses as of the date of the Financial Statements, nor has it discontinued carrying on any business in respect of which any non-capital losses were incurred.

(16)        There has never been a change of control of the Company for the purposes of the Tax Act.

(17)        Any interest paid, payable or otherwise accruing on any interest-bearing debt of the Company is deductible (and to the extent that such debt exists on closing will continue to be deductible) in computing its income under the Tax Act and if any interest were paid or payable on any non-interest bearing debt of the Company, the amount of such interest would be deductible in computing its income under the Tax Act and to the extent such debts exist on closing, the interest thereon will continue to be deductible under the Tax Act.

(18)        There are no amounts outstanding and unpaid for which the Company has previously claimed a deduction under the Tax Act.

(19)        There are no circumstances which exist and would result in, or which have existed and resulted in, any of the Sections 80 to 80.04 or Section 78, of the Tax Act applying to the Company.

(20)        The Company has not claimed any reserve under any one or more of subparagraph 40(1)(a)(iii) or subparagraphs 20(1)(m) or 20(1)(n) of the Tax Act if any such amount could be included in the income of the Company for a period ending after Closing.

(21)        The Company has never declared or paid a dividend to which Tax under Part VI.1 of the Tax Act applies.

Section 4.32	No Broker

Except as set forth on Schedule 4.32, neither the Company, nor any director, officer, employee or agent of the Company has employed or has incurred any obligation or liability for broker’s or finder’s fees or other payment with respect to the Agreement or the transactions contemplated hereby.

Section 4.33	Accounts and Records

The Company has maintained up to and including the date hereof, accurate and complete books of account and financial records fairly and accurately reflecting in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position of the Company and (ii) all material transactions of the Company, including all transactions between the Company and the Vendor and such books of account and financial records have been maintained in accordance with ASPE consistently applied, and all such books and records shall remain with the Company at the Closing.

Section 4.34	Products, Product Registrations and Operational Permits

(1)	Schedule 4.34 sets out: (i) a complete list of the Products; (ii) all Product Registrations and Operational Permits issued to the Company on or prior to the date of this Agreement for Products that remain on the market on the date of this Agreement; and (iii) all applications for Product Registrations and Operational Permits made by the Company that are either under preparation or pending on the date of this Agreement.

(2)	The Company holds or has the right to use all Product Registrations and Operational Permits required for the conduct of the Business as presently conducted. All of the Product Registrations and Operational Permits are in full force and effect and, to the knowledge of the Vendor, have been duly and validly issued. The Company has, in all material respects, fulfilled and performed, and is performing, all of its obligations with respect to the Product Registrations and Operational Permits, and, to the knowledge of the Vendor, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or which would result in any other material impairment of the rights of the holder of any Product Registration or Operational Permit.

(3)	All reports, documents, claims and notices required to be filed, maintained or furnished to Health Canada or any other Governmental Authority by the Company have been so filed, maintained or furnished and were complete and correct in all material respects.

(4)	To the knowledge of the Vendor, each Product is being or has been developed, manufactured, tested, imported, distributed and marketed in compliance in all material respects with all applicable Laws, including those relating to investigational use, premarket clearance or marketing approval, good manufacturing practices, good clinical practices, good laboratory practices, labelling, advertising, record keeping, filing of reports, and security. To the knowledge of the Vendor, all operations pertaining to the manufacturing of the Products have been conducted in compliance with Good Manufacturing Practices under the applicable provisions of the Food and Drugs Act (Canada) and the Food and Drug Regulations.

(5)	The Vendor is the sole and exclusive owner of the Product Registrations and Operational Permits and has not granted a right of reference with respect to them to any Third Party.

(6)	For the last five (5) years, no Actions related to Product liability have been initiated against the Company and, to the knowledge of the Vendor; no such Actions have been threatened or filed against the Company relating to any of the Products. There is no judgment, order, injunction, decision or award outstanding against the Company relating to any such Action on account of any of the Products.

Section 4.35	Warranties and Product Liability

Attached as Schedule 4.35 hereto is a description of each express product warranty, if any, given by the Company with respect to Products sold by the Company during the past twelve (12) months and a true copy of each such warranty has been furnished or made available by the Vendor to the Purchaser prior to the date hereof. There are no pending, or to the knowledge of the Vendor, threatened Actions or other proceedings under any product warranty. Within the last twelve (12) months, except for product warranty replacements and refunds arising in the Ordinary Course, the Company has not incurred any material Liability by reason of any express or implied warranty with respect to any Products sold by or on behalf of the Company. There is no and there has not been any Action or other proceeding or investigation by or before any Governmental Authority pending or, to the knowledge of the Vendor, threatened against or involving the Company relating to any product alleged to have been sold by on behalf the Company and alleged to have been defective, or improperly designed or manufactured, and, to the knowledge of the Vendor, there is not any basis for any such action, proceeding or investigation.

Section 4.36	Return of Merchandise

The Company does not have any Products in the possession of its customers on consignment or on a similar basis. The Company has not made or participated in any full or partial recall or stock recovery of any of the Products, whether on a voluntary basis or pursuant to a notice or request received from any Governmental Authority and has not received any written notices or other communication from any Governmental Authority relating to the possible recall or stock recovery of any of the Products. No such recall or stock recovery is being considered by the Company, and to the knowledge of the Vendor, no such recall or stock recovery is being considered or has been requested or ordered by any customers or customer group.

Section 4.37	Inventories

Except as set forth in Schedule 4.37, the Inventory consists of items which are of a quality useable or saleable in the Ordinary Course of business in Canada and in accordance with applicable Law, and consistent with past practice, within delays materially consistent with the Company’s past practice; except for obsolete, damaged, defective or slow-moving items that have been written off or written down to the lower of cost or net realizable value or for which adequate reserves have been established, in each case in accordance with ASPE consistently with past practice; provided that nothing in this warranty shall be deemed to constitute a guarantee to Purchaser as to the saleability of any particular item of Inventory at any particular price. The value of the Inventory as reflected in each of the Financial Statements has been determined at the lower of cost or net realisable value. The levels of Inventory of the Company have been maintained at such amounts as are required for the operation of the Business as previously conducted and as currently conducted.

Section 4.38	Personal Property

The machinery and equipment and other tangible movable or personal property owned or used by the Company are in good operating condition, ordinary wear and tear excepted, subject to normal repairs in the Ordinary Course, are adequate and sufficient to carry on the Company’s business as presently conducted. Except as disclosed on Schedule 4.38, all such property is located at the Leasehold Premises.

Section 4.39	Environmental Matters

(1)         The Company: (i) is in compliance in all material respects with all applicable Environmental Laws, and (ii) has obtained, and is in compliance in all material respects with all permits, licenses, authorisations, registrations and other governmental consents required by applicable Environmental Laws (collectively, the “Environmental Permits”), and has made all appropriate filings for issuance or renewal of such Environmental Permits.

(2)         There is no contamination of, and there have been no releases or, to the knowledge of the Vendor, threatened releases of Hazardous Materials at the Leasehold Premises where the Company carries out its principal business; in each case, that (i) would require notification to Governmental Authorities, investigation and/or remediation pursuant to any Environmental Laws or (ii) would be reasonably likely to give rise to material liabilities pursuant to any Environmental Laws.

(3)         The Company has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location in violation of any Environmental Laws.

(4)         The Vendor has delivered, or made available, to the Purchaser true and complete copies of any environmental site assessments, audits, reports, studies, analyses, tests, or monitoring in its possession or initiated by the Company pertaining to Environmental Law.

Section 4.40	Absence of Changes and Unusual Transactions

(1)         Except as set forth on Schedule 4.40, from the date of the Financial Statements until the date hereof, the Company has: (i) conducted its business in the Ordinary Course in the manner in which such business has heretofore been conducted; (ii) not incurred any Liability whatsoever, secured or unsecured, direct or indirect, other than Accrued Liabilities in the Ordinary Course and which are not for borrowed money, none of which is material; (iii) not entered into any Contracts whatsoever, other than in the Ordinary Course of its Business; (iv) not made or committed to make any capital expenditures in excess of an aggregate of $150,000 or $50,000 in respect of any particular item, and (v) not amended nor terminated nor suffered the amendment nor termination of, nor given nor received any notice of any proposed amendment or termination of, any Contract, except in the Ordinary Course; and without limiting the generality of this Section 4.40(1), has:

(a)	not sold, leased, mortgaged or otherwise encumbered or suffered or permitted any Encumbrance on or disposed of any of its assets, whether voluntarily or by operation of Law, or committed to do any of the foregoing, except for the sale of products in the ordinary and usual conduct and course of its business consistent with past practice;

(b)	not cancelled, waived or released or otherwise compromised any Indebtedness or claim or any right of significant nature (or committed to do any of the foregoing);

(c)	not suffered any damage, destruction or loss, whether or not covered by insurance, which is likely to materially and adversely affect its property, assets or business;

(d)	not incurred any Liabilities or expenses out of the Ordinary Course or effected any material changes in the management or operation of its business (or committed to do any of the foregoing);

(e)	not changed in any material manner the terms of engagement nor increased the wages, salary, rate of bonus or commission or other basis of remuneration of any Employee, nor paid any bonus or similar payment (or committed to do any of the foregoing);

(f)	not encountered any labour union organising activity or had any actual or, to the knowledge of the Vendor, threatened employee strikes, work stoppages, slowdowns or lockouts;

(g)	not adopted or amended any Employee Plan (or committed to do any of the foregoing);

(h)	not adopted or changed any accounting methods, principles, practices or policies, nor varied any insurance coverage (or committed to do any of the foregoing);

(i)	not disposed of anything to a person with whom it was not dealing at arm’s length for proceeds of disposition less than the fair market value thereof;

(j)	not settled or compromised any pending or threatened Action;

(k)	not failed to invoice its customers and collect its Accounts Receivable, pay its Taxes and other Liabilities when due and pay or perform its other material obligations when due, in each case in the usual course and conduct of its businesses consistent with past practice;

(l)	not entered into any Contract which purports to grant exclusive rights to any person;

(m)	not entered into any Contract that purports to limit, curtail or restrict the kinds of businesses in which it may conduct its business, or the persons with whom it can compete or to whom it can sell products or deliver services;

(n)	not incurred or suffered to exist any Indebtedness except for working capital and capital expenditure borrowings in the usual course and conduct of its businesses consistent with past practice; and

(o)	not authorised, agreed resolved or consented to any of the foregoing.

Article 5 – Representations and Warranties of the Purchaser

The Purchaser for itself represents and warrants to the Vendor, as at the date of this Agreement and as at the Closing Date, as stated below and acknowledges that the Vendor is relying on the accuracy of each such representations and warranties in entering into this Agreement and completing the sale of the Purchased Assets.

Section 5.1	Representations and Warranties of the Purchaser

(1)         Incorporation and Corporate Power. The Purchaser is a corporation duly incorporated and organised under the existing under the Laws of Delaware, the Purchaser is a valid and subsisting corporation in good standing under such Laws and the Purchaser is licensed or qualified to transact business in each jurisdiction where the nature of its activities makes such license or qualification necessary. The Purchaser has made available to the Vendor true and complete copies in all material respects of the corporate charter and by-laws, or similar governing documents, of the Purchaser.

(2)         Due Authorisation and Enforceability of Obligations.

(a)	The Purchaser has the authority to execute and deliver the Agreement, to perform its obligations under the Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser, as applicable, in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting the rights of creditors generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(b)	The execution and delivery of this Agreement does not, and the consummation by Purchaser of the transactions contemplated hereby, and compliance with the terms hereof, have not and will not, conflict with, or result in any violation or breach of any provision of: (i) any Contract to which the Purchaser is a party, or (ii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser.

(3)         Required Authorisations. All requisite consents, licences, approvals, orders or authorisations of, provisions of notice to, or registrations, filings or declarations with, any Governmental Authority required in order for the Purchaser to enter into this Agreement and perform its obligations and consummate the transactions contemplated hereunder have been obtained or made.

(4)         No Broker. Except as set forth on Schedule 5.1(4), neither the Purchaser, nor any director, officer, employee or agent of the Purchaser has employed or has incurred any obligation or liability for broker’s or finder’s fees or other payment with respect to the Agreement or the transactions contemplated hereby.

(5)         No Awareness of Claims; Disclaimer. Neither the Purchaser nor any of its Affiliates are aware of any fact, matter or circumstance which might entitle the Purchaser to make a claim against the Vendor for breach of the representations, warranties or covenants under this Agreement. For the purpose of this Section 5.1(5), (i) a reference to Purchaser’s awareness is deemed to include the knowledge, information and belief which Purchaser would have if Purchaser had made all reasonable enquiries and includes, without limitation, the information included in the Schedules to this Agreement, and (ii) Vendor shall bear the burden of proof in relation to Purchaser’s awareness, if relying on this provision in defence of a Third Party Claim by Purchaser under this Agreement. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Vendor expressly set forth in this Agreement, and the certificates delivered pursuant hereto. EXCEPT AS EXPRESSLY STATED HEREIN, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNITED STATES UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE LAWS IN ANY JURISDICTION WITH COMPETENT AUTHORITY), ARE HEREBY DISCLAIMED BY THE VENDOR AND WAIVED BY THE PURCHASER.

Article 6– COVENANTS

Section 6.1	Investigation

During the Interim Period, the Vendor shall give, or cause to be given to the Purchaser full access during normal business hours to the Business and the Purchased Assets, including the Books and Records and the Contracts, to conduct such investigations, inspections, surveys or tests thereof and of the financial and legal condition of the Business as the Purchaser deems necessary or desirable to familiarise itself with such properties, assets and other matters.

Section 6.2	Confidentiality

(1)         Information to be Confidential. Each Recipient shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of the Discloser.

(2)         Use of Confidential Information. A Recipient may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transaction contemplated by this Agreement. No Recipient shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the applicable Discloser.

(3)         Return or Destruction. Following the termination of this Agreement in accordance with the provisions of this Agreement, each Recipient shall (and shall cause each of its Representatives to) (a) return promptly to the Discloser all physical copies of the Confidential Information of the Discloser, excluding notes, then in such Recipient’s possession or in the possession of its Representatives, (b) destroy all (i) electronic copies of such Confidential Information, and (ii) notes (including electronic copies thereof) prepared by such Recipient or any of its Representatives, in a manner that ensures the same may not be retrieved or undeleted by such Recipient or any of its Representatives, and (c) deliver to the Discloser a certificate executed by one of the Recipient’s duly authorized senior officers indicating that the requirements of this Section 6.2(3) have been satisfied in full.

(4)         Personal Information. After the Closing, the Purchaser shall not, and shall cause its Representatives not to, use or disclose information about identifiable individuals, as defined in applicable Laws in Canada relating to privacy, other than for the purpose of carrying on the Business or for purposes other than those for which such information was collected by the Vendor, except with the consent of the individuals to whom such information relates or as otherwise required by applicable Law. If the Vendor or the Purchaser terminates this Agreement as provided herein, the Purchaser shall promptly deliver to the Vendor all information about identifiable individuals, as defined in applicable Laws in Canada relating to privacy, in its possession or in the possession of any of its Representatives, including all copies, reproductions, summaries or extracts thereof.

Section 6.3	Risk of Loss

The Purchased Assets shall be at the risk of the Vendor until Closing. If before the Closing all or any substantial portion of the Purchased Assets are lost, damaged or destroyed or are expropriated or seized by any Governmental Authority or any other Person in accordance with applicable Law or if notice of any such expropriation or seizure shall have been given in accordance with applicable Law, the Purchaser, in its sole discretion, shall have the option, exercisable by notice to the Vendor given prior to the Closing Time:

(a)          to terminate this Agreement; or

(b)          to complete the transactions contemplated by this Agreement and require the Vendor to assign to the Purchaser the proceeds of any insurance payable as a result of the occurrence of such loss, damage, destruction, expropriation or seizure.

Section 6.4	Action During Interim Period

(1)         Operate in Ordinary Course. During the Interim Period, the Vendor shall operate the Business in the Ordinary Course in compliance with applicable Law and the terms and conditions of all Contracts relating to the Business, and in a manner that maintains relations with Employees and the suppliers, customers and landlords of the Vendor in accordance with past custom and practice.

(2)         Negative Covenants. During the Interim Period, neither the Vendor nor the Purchaser shall take any action that would cause any of the representations and warranties in Article 4 or Article 5, respectively, to become untrue on the Closing Date.

(3)         Third Party Approaches. If the Vendor receives any proposal from any Person during the Interim Period for the purchase of the Business or any of the Purchased Assets or any other business combination transaction involving the Vendor or any request for information about the Vendor, the Business or any of the Purchased Assets, it shall immediately notify the Purchaser of such proposal or request and the terms thereof. The Vendor shall not, and shall ensure that its Representatives do not, during the Interim Period, solicit or pursue any such proposal or provide any information concerning the Vendor, the Business or any of the Purchased Assets to any Person other than the Purchaser or its Representatives.

(4)         Notice of Certain Matters. During the Interim Period, the each Party shall promptly upon becoming aware, give written notice to the other Party of: (a) the occurrence of any event that causes any representation and warranty of the notifying Party contained in this Agreement to be untrue or inaccurate, and (b) any failure of the notifying Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4(4) shall not limit or otherwise affect any remedies available to the other Party.

Section 6.5	Consents

The Vendor shall use commercially reasonable efforts to obtain all Consents at or prior to the Closing Time.

Article 7 – INDEMNIFICATION

Section 7.1	Survival

Unless otherwise expressly set forth in this Agreement, all provisions of this Agreement and of any other agreement, certificate or instrument delivered pursuant to this Agreement, other than the conditions in Article 3, shall not merge on Closing but shall survive the execution, delivery and performance of this Agreement, the Closing and the execution and delivery of any transfer documents or other documents of title to the Purchased Assets and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Purchased Assets.

Section 7.2	Indemnification by the Vendor

The Vendor shall indemnify and save harmless each of the Purchaser, its Affiliates and their respective Representatives and shareholders (collectively referred to as the “Purchaser Indemnified Parties”), net of any fees, costs or expenses reasonably incurred by Purchaser Indemnifying Parties in seeking indemnification hereunder, from and against all Losses, whether or not arising due to third party claims that may be made or brought against the Purchaser Indemnified Parties, or that they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(a)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any certificate or other document furnished by or on behalf of such Vendor pursuant to this Agreement;

(b)	any non-fulfilment or breach of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of the Purchaser pursuant to this Agreement;

(c)	defects or deficiencies in any Product manufactured or distributed by the Business prior to the Closing Date; and

(d)	the Excluded Assets and Excluded Liabilities, except to the extent such Excluded Asset or Excluded Liability is acquired or assumed by an Affiliate of the Purchaser.

For greater certainty and without limiting the generality of the provisions of Section 7.2(a) and (b), the indemnity provided for in Section 7.2(c) shall extend to any Losses arising from any act, omission or state of facts that occurred or existed prior to the Closing Time, and whether or not disclosed in any Schedule to this Agreement. The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant. For greater certainty, Section 7.2(c) shall not apply to any Losses suffered by a Purchaser Indemnified Party relating to amounts incorporated into the Closing Working Capital.

Section 7.3	Indemnification by the Purchaser

The Purchaser shall indemnify and save harmless the Vendor, its Affiliates and their respective Representatives and shareholders (collectively referred to as the “Vendor Indemnified Parties”), net of any fees, costs or expenses reasonably incurred by Vendor Indemnifying Parties in seeking indemnification hereunder, from and against all Losses, whether or not arising due to third party claims, which may be made or brought against any of the Vendor Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with or relating to:

(a)	any misrepresentation or any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of the Purchaser pursuant to this Agreement;

(b)	any non-fulfilment or breach of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of the Purchaser pursuant to this Agreement; and

(c)	defects or deficiencies in any Product manufactured or distributed by the Business on or after the Closing Date.

Section 7.4	Claim Notice

If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Losses in respect of which a right of indemnification is provided for under this Article 7, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall specify whether the potential Losses arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Losses arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential Losses arising therefrom, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 7 shall be reduced only to the extent that Losses are actually incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the Claim Notice on a timely basis. Nothing in this Section 7.4 shall be construed to affect the time within which a Claim Notice must be delivered pursuant to Section 7.5(1) and Section 7.5(2) in order to permit recovery pursuant to Section 7.2(a) or Section 7.3(a) as the case may be.

Section 7.5	Time Limits for Claim Notice for Breach of Representations and Warranties

(1)         Notice by the Purchaser. No Losses may be recovered from the Vendor pursuant to Section 7.2(a) unless (subject to the fraud exception below) a Claim Notice is delivered by the Purchaser in accordance with the timing set out below:

(a)	with respect to the representations and warranties in Section 4.1, Section 4.2, Section 4.5, Section 4.6, and Section 4.9 (the “Vendor Fundamental Representations”) at any time within seven (7) years after Closing;

(b)	with respect to the representations and warranties in Section 4.3 or Section 4.31, at any time before the date that is ninety (90) days after the relevant Governmental Authorities are no longer entitled to assess or reassess the Taxes in question, or Taxes arising in connection with or from the breach of such representations and warranties, having regard, without limitation, to:

(i)	any waiver given before the Closing Date in respect of such Taxes; and

(ii)	any entitlement of a Governmental Authority to assess or reassess in respect of such Taxes without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or wilful default; and

(c)	with respect to all other representations and warranties, on or before the last day of the eighteenth (18th) month following the Closing;

(each of (a), (b) and (c); the “Indemnity Period”); provided, however, that in the event of fraud relating to a representation and warranty of the Vendor in this Agreement, then notwithstanding the foregoing time limitations, the Purchaser Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless (subject to the fraud exception above) a Claim Notice has been given in accordance with the timing set out in Section 7.5(1)(a), (b) or (c), with respect to the representations and warranties referred to in any such Section, the Vendor shall be released on the date set out in Section 7.5(1)(a), (b) or (c), as applicable, from all obligations in respect of representations and warranties referenced in those Sections and from the obligation to indemnify the Purchaser’s Indemnified Parties in respect thereof pursuant to Section 7.2(a).

(2)         Notice by the Vendor. No Losses may be recovered from the Purchaser pursuant to Section 7.3(a) unless (subject to the fraud exception below) a Claim Notice is delivered by the Vendor in accordance with the timing set out below:

(a)	with respect to the to the representations and warranties in Section 5.1(1), (2), (3) or (5), at any time within seven (7) years after Closing;

(b)	with respect to all other representations and warranties and covenants, on or before the last day of the eighteenth (18th) month following the Closing;

(each of (a) and (b); the “Indemnity Period”); provided, however, that in the event of fraud relating to a representation and warranty of the Purchaser in this Agreement, then notwithstanding the foregoing time limitations, the Vendor Indemnified Parties shall be entitled to deliver a Claim Notice at any time for purposes of such a claim. Unless a Claim Notice has been given on or before the end of the Indemnity Period with respect to each particular representation and warranty, the Purchaser shall be released at the end of the Indemnity Period from all obligations in respect of that particular representation and warranty and from the obligation to indemnify the Vendor’s Indemnified Parties in respect thereof pursuant to Section 7.3(a).

Section 7.6	Monetary Limitations

(1)         Losses from Vendor. No Losses may be recovered from the Vendor pursuant to Section 7.2 unless and until the accumulated aggregate amount of Losses of the Purchaser’s Indemnified Parties arising pursuant to Section 7.2 exceeds $250,000, (the “Basket”), in which event the accumulated aggregate amount of all such Losses may be recovered; provided that, in each case, the amount claimed in respect of Losses by the Purchaser to be counted for the purpose of reaching the Basket, and only for such purpose, shall be the net amount after excluding all costs or expenses of whatever kind, including attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the costs of pursuing any insurance providers. Such limitation shall have no application to any claim to recover Losses based on any incorrectness in or breach of any representation or warranty of the Vendor in this Agreement resulting from fraud by the Vendor.

(2)         Losses from Purchaser. No Losses may be recovered from the Purchaser pursuant to Section 7.3 unless and until the accumulated aggregate amount of Losses of the Vendor’s Indemnified Parties arising pursuant to Section 7.3 exceeds the Basket, in which event the accumulated aggregate amount of all such Losses may be recovered; provided that, in each case, the amount claimed in respect of Losses by the Vendor to be counted for the purpose of reaching the Basket, and only for such purpose, shall be the net amount after excluding all costs or expenses of whatever kind, including attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the costs of pursuing any insurance providers. Such limitation shall have no application to any claim to recover Losses based on any incorrectness in or breach of any representation or warranty of the Purchaser in this Agreement resulting from fraud by the Purchaser.

(3)         Aggregate Limit. The total aggregate amount of Losses that may be recovered by (a) the Purchaser’s Indemnified Parties from the Vendor pursuant to Section 7.2 or (b) the Vendor’s Indemnified Parties from the Purchaser pursuant to Section 7.3, in each case, shall not exceed an amount equal to 30% (thirty per cent) of the Purchase Price. Such limitation shall have no application to any claim to recover Losses based on: (i) any incorrectness in or breach of any Vendor Fundamental Representation, in which case the total aggregate amount of Losses that may be recovered by the Purchaser’s Indemnified Parties from the Vendor (or the Vendor’s Indemnified Parties from the Purchaser, as the case may be) shall be the Purchase Price, or (ii) any incorrectness in or breach of any representation or warranty of a Party in this Agreement resulting from fraud by such Party.

(4)         If any Action under this Agreement is based upon a liability which is contingent or not otherwise capable of being quantified, the relevant Party shall not be liable to pay unless and until that liability ceases to be contingent and becomes an actual liability that is capable of being quantified.

(5)         The Vendor shall not be liable for any Losses under this Agreement, to the extent that such Losses would not have arisen but for, or have been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a)	after Closing by the Purchasers or any of their Affiliates, where the Purchasers or any of their Affiliates had actual knowledge or ought to reasonably have known that such act, omission or transaction would or would be likely to give rise to or increase an Action under this Agreement; or

(b)	before Closing by the Vendor or its Affiliates: (i) at the written direction or request or (ii) with the written consent, of the Purchasers or any of their Affiliates.

Section 7.7	Limitation Periods

The survival period applicable to any proceeding relating to an indemnity claim hereunder shall be solely as prescribed in Section 7.5, and the Parties expressly waive the application of the Limitations Act, 2002, or any other statutory limitation period, to this Agreement.

Section 7.8	Calculation of Damages; Specific Exclusions

For greater certainty, for the purpose only of calculating the amount of Losses under this Article 7, the representations and warranties of the Parties contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement shall be deemed to have been made without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used, such that the amount of Losses payable to an Indemnified Party is not subject to any deduction in respect of amounts below the level of materiality stated in the relevant representation and warranty.

EXCEPT IN CASE OF FRAUD OR WILFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR ANY ECONOMIC LOSS, LOST PROFITS, COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS OR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ITS AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY, INDEMNITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 7.9	Agency for Non-Parties

Each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

Section 7.10	Direct Claims

In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 7, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue such remedies as may be available to it.

Section 7.11	Third Party Claims

In the case of a Third Party Claim, the provisions of this Section 7.11 apply.

(a)	Rights of Indemnifying Party. Subject to Section 7.11(b), the Indemnifying Party shall have the right, but not the obligation, at its expense, to assume control of the negotiation, settlement or defence of the Third Party Claim, upon acknowledging in writing responsibility for, and agreeing to indemnify the Indemnified Party in respect of, the Third Party Claim.

(b)	Material Proceedings. The right of the Indemnifying Party to control a Third Party Claim pursuant to this Section 7.11 shall not extend to any Third Party Claim relating to: (i) any claims asserted directly by or on behalf of a Person that is or was a supplier or customer of the Business, (ii) any criminal or investigative proceedings in respect of an Indemnified Party, (iii) any proceedings where preliminary or permanent injunctive relief is being sought by or against an Indemnified Party, (iv) any claims, actions, enquiries, applications, suits, demands, arbitrations or other civil, administrative or investigative proceedings, or other investigations or examinations by a Governmental Authority, (v) any matter that would have a continuing material effect on the Purchaser or the Business, or (vi) any Third Party Claims where it would be inappropriate due to actual or potential differing interests between the Indemnifying Party and an Indemnified Party (each a “Material Proceeding”); the Indemnified Party in such case shall have the right, but not the obligation, at its expense, to assume control of the negotiation, settlement or defence of the Material Proceeding. For the avoidance of doubt, the Indemnifying Party shall not have the right to assume control of a Material Proceeding on an Indemnified Party’s behalf but shall be entitled to participate in the negotiation, settlement or defence of such Material Proceeding and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnifying Party unless the Indemnified Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnified Party and the Indemnifying Party and a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case, the fees and disbursements of such counsel shall be paid by the Indemnified Party.

(c)	Respective Rights on Indemnifying Party’s Assumption of Control. If the Indemnifying Party assumes control as contemplated in Section 7.11(a), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole expense. The Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), in which case, the fees and disbursements of such counsel shall be paid by the Indemnifying Party. The Indemnified Party shall co-operate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.

(d)	Lack of Reasonable Diligence. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence after having received reasonable notice thereof from the Indemnified Party and an opportunity to address any reasonable concerns raised, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(e)	Necessary Payments prior to Settlement. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable Law or any order to make a payment to any Person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related Actions, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any Liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall promptly pay the amount of such difference to the Indemnifying Party.

(f)	Other Rights of Indemnified Party. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim after having received reasonable notice thereof from the Indemnified Party and an opportunity to address any reasonable concerns raised, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed, acting reasonably, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

Section 7.12	Exclusive Remedy

The rights of indemnity set forth in this Article 7 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the other Party under this Agreement but are not, for clarity, the sole and exclusive remedy under any instruments or documents delivered pursuant to this Agreement. Accordingly, the Parties waive, from and after the Closing, any and all rights, remedies and claims that the Purchaser may have against a Vendor or a Vendor may have against the Purchaser, whether at Law or in equity (including but not limited to claims for contribution or other rights of recovery arising under any Environmental Laws, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this Article 7, other than those arising with respect to any fraud or wilful misconduct and other than those provided for in other documents or instruments delivered pursuant to this Agreement. The Parties agree that if an Action for indemnification is made by one Party in accordance with this Article 7 as the case may be, and there has been a refusal by another Party to make payment or otherwise provide satisfaction in respect of such Action, then a legal proceeding is the appropriate means to seek a remedy for such refusal. This Article 7 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any Closing document or by any termination or rescission of this Agreement by any Party.

Section 7.13	No Double Counting

Notwithstanding any other provision of this Agreement, the Purchaser Indemnified Parties shall not be entitled to recover from the Vendor under this Agreement (or any other agreement to which the Vendor is a party with the Purchaser or its Affiliates) more than once in respect of the same damage suffered and the limitations on liability shall be construed accordingly.

Article 8 – Post-Closing covenants

Section 8.1	General

In the event that at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless otherwise specified herein).

Section 8.2	Delayed Transfer Assets and Obligations

(1)         Delayed Transfer Assets. To the extent that any Purchased Asset or any claim, right or benefit arising under or resulting from such Purchased Asset is not capable of being transferred without the approval, consent or waiver of any Third Party which has not yet been obtained, or if the transfer of any Purchased Asset would constitute a breach of any obligation under, or a violation of, any applicable Law, in each case unless the approval, consent or waiver of such Third Party is obtained (all such Purchased Assets being collectively referred to in this Agreement as “Delayed Transfer Assets”), except as otherwise expressly provided in this Agreement, this Agreement shall not constitute an agreement to transfer any Delayed Transfer Asset unless and until such approval, consent or waiver has been obtained. After the Closing and until all such Delayed Transfer Assets are transferred to the Purchaser, the Vendor shall:

(a)	hold the Delayed Transfer Assets in trust for the Purchaser;

(b)	comply with the terms and provisions of or relating to the Delayed Transfer Assets as agent for the Purchaser, provided the Purchaser attends to all payments and costs required to be made in respect of such Delayed Transfer Assets;

(c)	co-operate with the Purchaser at the Purchaser’s expense in any reasonable and lawful arrangements designed to provide the benefits of the Delayed Transfer Assets to the Purchaser; and

(d)	enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Vendor under or arising from the Delayed Transfer Assets against any Third Party, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Purchaser.

In order that the full value of the Delayed Transfer Assets may be realized for the benefit of the Purchaser, the Vendor shall, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Purchaser, necessary or proper in order that the obligations of the Vendor under such Delayed Transfer Assets may be performed in such manner that the value of such Delayed Transfer Assets is preserved and enures to the benefit of the Purchaser, and that any moneys due and payable and to become due and payable to the Purchaser in and under such Delayed Transfer Assets are received by the Purchaser. The Vendor shall, subject as hereinafter set forth, pay to the Purchaser all moneys collected by or paid to the Vendor in respect of every such Delayed Transfer Asset. In the event that the Vendor is entitled to be paid for any expense or cost incurred or to be incurred in respect of any Delayed Transfer Asset as contemplated in this Section 8.2(1) which has not been paid to and received by the Vendor, the Vendor shall be entitled to set off and deduct from any payment to be made to the Purchaser as contemplated in the immediately preceding sentence of this Section 8.2(1) all such amounts in satisfaction of such obligation of the Purchaser.

(2)         Delayed Transfer Obligations. To the extent that any assumed Liability, other than an assumed Liability in respect of Employees, is not capable of being transferred without the approval, consent or waiver of any Third Party, if any such Third Party does not provide approval, consent, or waiver (all such Assumed Liabilities being collectively referred to in this Agreement as “Delayed Transfer Liabilities”), this Agreement shall not constitute an agreement to assume any Delayed Transfer Liabilities unless and until such approval, consent or waiver has been obtained. After the Closing and until all Delayed Transfer Liabilities are assumed by the Purchaser, the Vendor shall hold the Delayed Transfer Liabilities in trust for the Purchaser and the Purchaser shall:

(a)	as a subcontractor to the Vendor at the Purchaser’s expense, perform all Delayed Transfer Liabilities for and on behalf of the Vendor, in compliance with the terms and provisions of or relating to such Delayed Transfer Liabilities; and

(b)	co-operate with the Vendor, at the Purchaser’s expense, in any reasonable and lawful arrangements designed to have the Purchaser assume the Delayed Transfer Liabilities.

Section 8.3	Wrong Pockets Covenant

Without prejudice to any other rights or remedies of the Purchaser under this Agreement, if any Party becomes aware that any Purchased Asset has not vested in the Purchaser by virtue of the transactions carried out under this Agreement, the Party becoming aware of such matter shall, in relation to such Purchased Asset, immediately give written notice of this to the other Party. If such notice is given:

(a)	the Vendor and its Affiliates shall, as soon as practicable at their own cost, transfer or procure the transfer of such Purchased Asset or other asset to the Purchaser for no additional consideration; and

(b)	each Party shall provide such assistance to the other Parties as it reasonably requires for the purposes of this Section 8.3.

Section 8.4	Vendor’s Corporate Name

Promptly following the Closing, and in any event no later than 30 days following the Closing, the Vendor shall provide evidence to the Purchaser that the Vendor has changed its name from “Alveda Pharmaceuticals Inc.” to such other name that does not incorporate any of the Vendor’s Intellectual Property at the time of the Closing. In the event the Purchaser does not use the name “Alveda Pharmaceuticals Inc.” for a period of 12 consecutive months at any time following the Closing Date; and, in any event, on the third (3rd) anniversary of the Closing Date; the Purchaser agrees that the Vendor shall have the option to reacquire all rights, title and interest in the name “Alveda Pharmaceuticals Inc.” for consideration of $1.00. Upon the exercise of the said option by the Vendor (which may be exercised by way of simple notice to the Purchaser), the name shall be transferred back to the Vendor as soon as practicable, and the Purchaser shall do all such things as may be necessary to effect the said transfer without delay.

Article 9 — MISCELLANEOUS

Section 9.1	Tax Returns

Each of the Vendor and the Purchaser shall file their Tax Returns in respect of the period including the Closing Date in a manner consistent with the provisions hereof, and shall coordinate the filing of any elections, including matters relating to the allocation of the Purchase Price, as contemplated herein.

Section 9.2	Public Notice

Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, except where such disclosure is required to meet disclosure obligations of any Party under Laws or stock exchange rules and a copy of such disclosure is provided to the other Party.

Section 9.3	Expenses

Except as otherwise provided in this Agreement, each of the Purchaser and the Vendor shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

Section 9.4	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Article referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

In the case of Purchaser:

IGI Laboratories, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

Attention to: Jenniffer Collins
Email: jenniffercollins@igilabs.com

With a copy (which will not constitute notice) to:

Blake, Cassels & Graydon LLP
Attention to: Christopher Jones

199 Bay Street, Suite 4000

Commerce Court West

Toronto, ON

M5L 1A9

Fax: 416.863.2653
Email: christopher.jones@blakes.com

In the case of the Vendor:

Alveda Pharmaceuticals Inc.

21 St. Clair Avenue East, Suite 1100

Toronto, ON

M4T 1L9

Attention to: Albert Beraldo

Fax: 1-416-485-8352
Email: albert.beraldo@alvedapharma.com

With a copy (which will not constitute notice) to:

CMS Cameron McKenna

14 Tsar Osvoboditel Blvd., Fl. 1

Sofia 1000, Bulgaria

Attention to: David Butts

Fax: 011 3952 921 9948
Email: david.butts@cms-cmck.com

And with a copy (which will not constitute notice) to:

Greenspoon Bellemare LLP

1002 Sherbrooke Street West, Suite 1900

Montreal, QC

H3A 3A2

Attention to: Lyanne Winikoff

Fax: 1-514-499-9829

Email: lwinikoff@gplegal.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Article.

Section 9.5	Assignment

No Party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock or, except as set forth in item (ii) below, by operation of Law, without the prior written consent of the other Party hereto; provided, however, that nothing in the foregoing shall prohibit the Purchaser or the Vendor from making any assignment (i) to any of its Affiliates so long as such Affiliate is not a non-resident of Canada for the purposes of the Tax Act and agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement; provided, further, that no such assignment shall release the Purchaser or the Vendor, as the case may be, from its obligations under this Agreement; and (ii) to any successors to all or substantially all of the business and assets of the Purchaser or the Seller, whether in a merger, consolidation, sale of substantially all assets or other similar transaction. Any purported assignment, hypothecation or transfer in breach of this Section 9.5 shall be null and void. The Purchaser shall be entitled, upon giving notice to the Vendor at any time not less than 2 days prior to the Closing Date, to assign all of its rights and obligations under this Agreement to any Affiliate of such Purchaser that is a not a non-resident of Canada for the purposes of the Tax Act.

Section 9.6	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns.

Section 9.7	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

Section 9.8	Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

Section 9.9	Independent Legal Advice

The Vendor acknowledges that it has been advised to seek independent legal counsel in respect of this Agreement and the matters contemplated herein. To the extent that the Vendor decline to receive independent legal advice in respect of this Agreement, the Vendor hereby waives the right, should a dispute later develop, to rely on the lack of independent legal counsel to avoid the obligations of the Vendor herein, to seek indulgences from the Purchaser, or to otherwise attack the integrity of this Agreement and the provisions hereof, in whole or in part.

Section 9.10	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

IGI LABORATORIES, INC.

Per:	/s/ Jason Grenfell-Gardner
Name: Jason Grenfell-Gardner
Title: President and CEO

ALVEDA PHARMACEUTICALS INC.

Per:	/s/ Albert Beraldo
Name: Albert Beraldo
Title: President